Exhibit 10.20

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

Confidential

Execution Copy

LICENSE AGREEMENT

between

MEDIMMUNE, LLC

and

VIR BIOTECHNOLOGY, INC.

Dated as of September 7, 2018

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1

ARTICLE 2 GRANT OF RIGHTS		12

2.1	Grants to Licensee	12

2.2	Sublicenses	13

2.3	Retention of Rights; Limitations Applicable to License Grants	14

2.4	MedImmune Obligations with respect to In-License Agreements	15

2.5	Inclusion of Variants as Licensed Compounds	15

ARTICLE 3 DEVELOPMENT, REGULATORY AND COMMERCIALIZATION ACTIVITIES		16

3.1	Development.	16

3.2	Commercialization.	17

3.3	Compliance with Applicable Law	17

3.4	Technology Transfer	17

3.5	Manufacturing of Licensed Products	17

ARTICLE 4 NOMINATION OF EXCLUSIVE TARGETS FOR HLE TECHNOLOGY		18

4.1	Target Nomination Period	18

4.2	Target Nomination Process	18

4.3	Permitted Refusal	18

ARTICLE 5 PAYMENTS AND RECORDS		18

5.1	Upfront Payment	18

5.2	Milestones	18

5.3	Royalties	21

5.4	Royalty Payments and Reports	22

5.5	Mode of Payment; Offsets	22

5.6	Taxes	22

5.7	Interest on Late Payments	23

5.8	Financial Records	23

5.9	Audit Rights	23

5.10	Audit Dispute	24

ARTICLE 6 INTELLECTUAL PROPERTY		24

6.1	Ownership of Intellectual Property	24

i

6.2	Maintenance and Prosecution of Patents	25

6.3	Patent Term Extension and Supplementary Protection Certificate	26

6.4	Enforcement of Patents	27

6.5	Invalidity or Unenforceability Defenses or Actions	29

6.6	Privileged Information	30

ARTICLE 7 CONFIDENTIALITY AND NON-DISCLOSURE		30

7.1	Confidentiality Obligations	30

7.2	Permitted Disclosures	31

7.3	Use of Name	31

7.4	Public Announcements	32

7.5	Publications	32

7.6	Return of Confidential Information	32

7.7	Privileged Communications	33

ARTICLE 8 REPRESENTATIONS AND WARRANTIES		33

8.1	Mutual Representations and Warranties	33

8.2	Additional Representations and Warranties of MedImmune	34

8.3	Additional Representations and Warranties of Licensee	35

8.4	DISCLAIMER OF WARRANTIES	36

8.5	ADDITIONAL WAIVER	36

8.6	Anti-Bribery and Anti-Corruption Compliance	36

ARTICLE 9 INDEMNITY		37

9.1	Indemnification of MedImmune	37

9.2	Indemnification of Licensee	37

9.3	Indemnification Procedures	38

9.4	Special, Indirect and Other Losses	39

9.5	Insurance	40

ARTICLE 10 TERM AND TERMINATION		40

10.1	Term and Termination	40

10.2	Termination for Convenience	40

10.3	Termination for Material Breach	40

10.4	Termination for Insolvency	41

10.5	Termination for Patent Challenge	41

10.6	Effects of Termination – General	41

10.7	Specific Effects of Termination; Termination by Licensee for Convenience or by MedImmune for Cause	41

10.8	Rights in Bankruptcy	43

10.9	Accrued Rights; Surviving Obligations	43

ARTICLE 11 MISCELLANEOUS		44

11.1	Amendment to Humabs Agreement	44

11.2	Force Majeure	44

11.3	Export Control	44

11.4	Assignment	45

11.5	Severability	45

11.6	Dispute Resolution	45

11.7	Governing Law and Service	47

11.8	Notices	47

11.9	Entire Agreement; Amendments	48

11.10	English Language	48

11.11	Equitable Relief	48

11.12	Waiver and Non-Exclusion of Remedies	49

11.13	No Benefit to Third Parties	49

11.14	Further Assurance	49

11.15	Relationship of the Parties	49

11.16	References	49

11.17	Construction	49

11.18	Counterparts	50

SCHEDULES

Schedule 1 Amendment to Humabs Agreement

Schedule 2 Not Used

Schedule 3 [***] Sequence

Schedule 4 [***] Sequence

Schedule 5 In-License Agreements

Schedule 6 Not Used

Schedule 7 MedImmune Intellectual Property

A. MedImmune Patents

B. MedImmune FluAB Patents

C. MedImmune HLE Patents

Schedule 8 MedImmune Know-How to be transferred to Licensee

Schedule 9 MedImmune Regulatory Documentation

Confidential

Execution Copy

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is made and entered into as of September 7, 2018 (the “Effective Date”) by and between MedImmune, LLC, having a place of business at One MedImmune Way, Gaithersburg, MD 20878, United States (“MedImmune”) and Vir Biotechnology, Inc. having a place of business at 499 Illinois Street, 5th Floor, San Francisco, CA 94158 (“Licensee”) and shall become effective on the Effective Date. MedImmune and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals

WHEREAS, MedImmune owns and/or controls certain intellectual property rights with respect to the Licensed Compounds, Licensed Products, and HLE Products in the Territory (each of which is as defined herein); and

WHEREAS, MedImmune wishes to grant, and Licensee wishes to take, a license under such intellectual property rights to develop and commercialize Licensed Products and HLE Products in the Territory, in each case in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1 “Affiliate” means, with respect to a Party, any Person that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means: (i) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise; or (ii) the ownership, directly or indirectly, of fifty percent (50%) or more of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

1.2 “Agreement” has the meaning set forth in the preamble hereto.

1.3 “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended, and any other applicable anti-corruption laws and laws for the prevention of fraud, racketeering, money laundering or terrorism.

1.4 “Applicable Law” means applicable laws, rules and regulations, including any rules, regulations, guidelines having the effect of law or other requirements of the Regulatory Authorities, that may be in effect from time to time, including the FFDCA and the Anti-Corruption Laws.

1.5 “Arbitrators” has the meaning set forth in Section 11.6(ii).

1.6 “AstraZeneca Patent Group” means the Patent Attorney having primary responsibilities for the MedImmune Patents as of the Effective Date.

1.7 “Auditor” has the meaning set forth in Section 5.9(i).

1.8 “BPCI Act” means the Biologics Price Competition and Innovation Act of 2009, Public Law 111-148, title VII, subtitle A, as may be amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).

1.9 “Business Day” means a day other than a Saturday or Sunday or a day on which banking institutions in New York, New York are permitted or required to be closed.

1.10 “Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date and the last Calendar Quarter shall end on the last day of the Term.

1.11 “Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

1.12 “Combination Product” means a Product that is sold in the form of a combination product containing a Product and one or more other Components or ingredients (whether combined in a single formulation or package, as applicable, or formulated separately but sold together for a single price), [***], provided that where such Component is a delivery device, such Product shall only be deemed to be a Combination Product where [***].

1.13 “Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of or sale of a Licensed Product, including activities related to marketing, promoting, distributing and importing such Licensed Product and interacting with Regulatory Authorities regarding any of the foregoing. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning.

1.14 “Commercially Reasonable Efforts” means, with respect to the performance of Development, Commercialization, Manufacturing or other activities specified hereunder by a Party, [***].

1.15 “Component” means [***].

1.16 “Compulsory License” means, with respect to a country, a compulsory sublicense under the MedImmune Intellectual Property obtained by a Third Party through the order, decree or grant of a governmental authority in such country, authorizing such Third Party to Develop, manufacture or Commercialize a Product in the Field in such country.

1.17 “Confidential Information” has the meaning set forth in Section 7.1.

1.18 “Control” means, with respect to any item of Know-How, Regulatory Documentation, material, Patent or other intellectual property right, possession of the right, whether directly or indirectly and whether by ownership, license or otherwise (other than by operation of the license and other grants in Section 2.1), to grant a license, sublicense or other right (including the right to reference Regulatory Documentation) to or under such Know-How, Regulatory Documentation, material, Patent or other intellectual property right as provided for herein without violating the terms of any agreement with any Third Party.

1.19 “Controlling Party” has the meaning set forth in Section 6.5(iii).

1.20 “Cover” means, with respect to a Patent and a product, such Patent would (absent a license thereunder or ownership thereof) be infringed by the manufacture, use, offer for sale or sale of such product, provided, however, that in determining whether a claim of a pending Patent application would be infringed, it shall be treated as if issued in the form then currently being prosecuted. Cognates of the word “Cover” shall have correlative meanings.

1.21 “Development” means all activities related to research, pre-clinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, clinical studies, including Manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval. When used as a verb, “Develop” means to engage in Development.

1.22 “Direct Competitor” means a Third Party developing and/or commercializing a product [***] other than a Licensed Compound or Licensed Product being developed pursuant to a sublicence from Licensee.

1.23 “Dispute” has the meaning set forth in Section 11.6(i).

1.24 “Dispute Auditor” has the meaning set forth in Section 5.10.

1.25 “Dollars” or “$” means United States Dollars.

1.26 “Drug Approval Application” means (i) a Biologic License Application as defined in 21 CFR 601.2 or any corresponding foreign application in the Territory, including, with respect to the European Union, (ii) a Marketing Authorization Application filed with the EMA pursuant to the centralized approval procedure or with the applicable Regulatory Authority of a country in Europe, and (iii) any other application filed with the applicable Regulatory Authority for the approval to market a Product in the applicable jurisdiction.

1.27 “Effective Date” has the meaning set forth in the preamble hereto.

1.28 “EMA” means the European Medicines Agency and any successor agency thereto.

1.29 “Enforcing Party” has the meaning set forth in Section 6.4(ii)(b).

1.30 “European Union” or “EU” means the economic, scientific and political organization of member states as it is constituted as of the Effective Date and as it may be expanded or contracted from time to time after the Effective Date. For purposes of Section 5.2(i), “EU” refers to the EU as it is constituted at the time the applicable milestone event is achieved.

1.31 “Excluded Sequences” means [***].

1.32 “Exclusive Target” has the meaning set forth in Section 4.1.

1.33 “Exploit” means to make, have made, import, use, sell or offer for sale, including to research, Develop, commercialize, register, Manufacture, have Manufactured, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market or have sold or otherwise dispose of. “Exploitation” means the act of Exploiting a compound, product or process.

1.34 “[***]” means [***]. The molecule [***] is not itself a Flu B Compound.

1.35 “[***]” means [***] as set forth in Schedule 3.

1.36 “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.37 “FFDCA” means the United States Food, Drug, and Cosmetic Act, as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, amendments, extensions and modifications thereto).

1.38 “Field” means (a) for the purposes of a Licensed Compound and a Licensed Product, all uses in humans or animals (including but not limited to prophylactic and therapeutic treatment as well as diagnosis of human or animal diseases, disorders or conditions); and (b) for the purposes of an HLE Product, all uses in humans or animals for the prevention, treatment, and/or diagnosis of infectious diseases.

1.39 “First Commercial Sale” means, with respect to a Product and a country, the first sale by Licensee, its Affiliates or its Sublicensees for monetary value for use or consumption by the end user of such Product in such country after Regulatory Approval for such Product has been obtained in such country.

1.40 “Flu A Compound” means a monoclonal antibody (i) that is [***]; (ii) that [***] or (b) that is a Variant that has been designated as a Flu A Compound by Licensee in accordance with Section 2.5(iii); and (iii) that has been engineered to extend the antibody’s half-life by [***]. A Flu A Compound may [***]. The molecule [***] whether delivered as an antibody or a modified or unmodified polynucleotide encoding the same, is not itself a Flu A Compound. A Flu A Compound may be delivered as an antibody or a modified or unmodified polynucleotide encoding the same.

1.41 “Flu A Product” means any product that constitutes, is comprised of or contains a Flu A Compound in any and all forms, presentations, dosages and formulations.

1.42 “Flu B Compound” means a monoclonal antibody (i) that is [***]; (ii) that [***] or (b) that is a Variant that has been designated as a Flu B Compound by Licensee in accordance with Section 2.5(iii); and (iii) that has been engineered to extend the antibody’s half-life by [***]. A Flu B Compound may [***]. The molecule [***] whether delivered as an antibody or a modified or unmodified polynucleotide encoding the same, is not itself a Flu B Compound. A Flu B Compound may be delivered as an antibody or a modified or unmodified polynucleotide encoding the same.

1.43 “Flu B Product” means any product that constitutes, is comprised of or contains a Flu B Compound in any and all forms, presentations, dosages and formulations.

1.44 “GAAP” means, with respect to a Party or its Affiliates or its or their sublicensees, United States generally accepted accounting principles, International Financial Reporting Standards or such other similar national standards as such Party, Affiliates or its or their sublicense adopts, in each case, consistently applied.

1.45 “GLP” means Good Laboratory Practice as defined in 21 CFR Part 58.

1.46 “Government Official” means (i) any Person employed by or acting on behalf of a government, government-controlled agency or entity or public international organization, (ii) any political party, party official or candidate, (iii) any Person who holds or performs the duties of an appointment, office or position created by custom or convention or (iv) any Person who holds himself out to be the authorized intermediary of any of the foregoing.

1.47 “HLE Product” means an antibody or other immunoglobulin molecule binding to an Exclusive Target and which has been modified to extend the half-life of the antibody or other immunoglobulin molecule [***].

1.48 “Humabs” means Humabs BioMed SA, which, as of the Effective Date, is a wholly owned subsidiary of Licensee.

1.49 “Humabs Agreement” means the agreement executed between MedImmune and Humabs dated 20 March 2012, as amended, for a license granted from Humabs to MedImmune to Exploit influenza monoclonal antibodies.

1.50 “Improvements” means any invention, discovery, development or modification with respect to the Licensed Compound or a Licensed Product or relating to the Exploitation thereof, whether or not patented or patentable, including any enhancement in the efficiency, operation, Manufacture, ingredients, preparation, presentation, formulation, means of delivery or dosage of such Licensed Compound or Licensed Product, any discovery or development of any new or expanded indications for such Licensed Compound or Licensed Product, or any discovery or development that improves the stability, safety or efficacy of such Licensed Compound or Licensed Product.

1.51 “IND” means (i) an investigational new drug application filed with the FDA for authorization to commence clinical studies and its equivalent in other countries or regulatory jurisdictions and (ii) all supplements and amendments that may be filed with respect to the foregoing.

1.52 “Indemnification Claim Notice” has the meaning set forth in Section 9.3(i).

1.53 “Indemnified Party” has the meaning set forth in Section 9.3(i).

1.54 “Indirect Tax(es)” has the meaning set forth in Section 5.6(ii).

1.55 “Infringement” has the meaning set forth in Section 6.4(i).

1.56 “Initiation” means, with respect to a clinical study, the first dosing of the first human subject in such clinical study.

1.57 “In-License Agreement” means any license or other agreement entered into prior to the Effective Date by and between MedImmune or any of its Affiliates, on the one hand and one (1) or more Third Parties, on the other hand, listed in Schedule 5, as such license or other agreement may be amended from time to time during the Term.

1.58 “Invoiced Sales” has the meaning set forth in the definition of “Net Sales.”

1.59 “Know-How” means all technical tangible and intangible techniques, information, technology, practices, formulae, trade secrets, inventions (whether patentable or not), methods, processes, procedures, ideas, technical assistance, knowledge, know-how, conclusions, instructions, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, skill, experience, data and results (including biological, chemical, physical, pharmacological, toxicological, safety, manufacturing, pre-clinical and clinical test data and results), Regulatory Documentation, analytical and quality control data, results or descriptions, software and algorithms, and materials, including biological materials, cell lines, compositions and the like. Know-How does not include (i) issued Patents, (ii) Trademarks or (ii) commercial marketing information.

1.61 “Knowledge” means [***].

1.62 “Licensed Compound” means a Flu A Compound or a Flu B Compound, as applicable.

1.63 “Licensed Product” means a Flu A Product, a Flu B Product or a product that contains both a Flu A Product and a Flu B Product, as applicable.

1.64 “Licensee” has the meaning set forth in the preamble hereto.

1.65 “Licensee Intellectual Property” means all Improvements Controlled by Licensee or its Affiliates that are/is used, generated or conceived during the Term by Licensee or its Affiliates and necessary or useful for the Exploitation of a Licensed Compound and/or Licensed Product.

1.66 “Licensee Records” has the meaning set forth in Section 5.8.

1.67 “Licensee Representatives” has the meaning set forth in Section 8.6.

1.68 “Losses” has the meaning set forth in Section 9.1.

1.69 “Major Markets” means the United States, [***].

1.70 “Manufacture” and “Manufacturing” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping and holding of a product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control.

1.71 “Material Anti-Corruption Law Violation” means a violation of an Anti-Corruption Law relating to the subject matter of this Agreement that would, if it were publicly known, in the reasonable view of Licensee, have a material adverse effect on MedImmune or on the reputation of MedImmune because of its relationship with Licensee.

1.72 “[***]” means [***].

1.73 “[***]” means [***] as set forth in Schedule 4.

1.74 “MedImmune” has the meaning set forth in the preamble hereto.

1.75 “MedImmune FluAB Patents” means (i) the Patents set forth in Schedule 7(B); (ii) any Patent filed after the Effective Date claiming priority to any Patent set forth in Schedule 7(B), solely to the extent the claims thereof Cover a Licensed Compound or Licensed Product, and (iii) any counterparts of a Patent described in subclause (i) filed with patent agencies in other jurisdictions following the Effective Date, solely to the extent the claims thereof Cover a Licensed Compound or Licensed Product. Upon request of the Licensee, the Parties shall update Schedule 7(B) in writing from time-to-time to reflect the then-current list of MedImmune FluAB Patents.

1.76 “MedImmune HLE Patents” means (i) the Patents set forth in Schedule 7(C); (ii) any Patent filed after the Effective Date claiming priority to any Patent set forth in Schedule 7(C), solely to the extent the claims thereof Cover an HLE Product, and (iii) any counterparts of a Patent described in subclause (ii) filed with patent agencies in other jurisdictions following the Effective Date, solely to the extent the claims thereof Cover an HLE Product. Upon request of the Licensee, the Parties shall update Schedule 7(C) in writing from time-to-time to reflect the then-current list of MedImmune HLE Patents.

1.77 “MedImmune Intellectual Property” means the MedImmune Patents, the MedImmune Know-How and the MedImmune HLE Patents and the MedImmune FluAB Patents.

1.78 “MedImmune Know-How” means all of the Know-How Controlled by MedImmune or any of its Affiliates as of the Effective Date or during the Term for the Exploitation of a Licensed Compound or Product as set forth in Schedule 8. MedImmune Know-How includes the MedImmune Regulatory Documentation

1.79 “MedImmune Patents” means (i) the Patents set forth in Schedule 7(A); (ii) any Patent filed after the Effective Date claiming priority to any Patent set forth in Schedule 7(A), solely to the extent the claims thereof Cover a Licensed Compound or Licensed Product, and (iii) any counterparts of a Patent described in subclause (ii) filed with patent agencies in other jurisdictions following the Effective Date, solely to the extent the claims thereof Cover a Licensed Compound or Licensed Product. For the avoidance of doubt, MedImmune Patents exclude the MedImmune HLE Patents and MedImmune FluAB Patents. Upon request of the Licensee, the Parties shall update Schedule 7(A) in writing from time-to-time to reflect the then-current list of MedImmune Patents.

1.80 “MedImmune Regulatory Documentation” means the Regulatory Documentation Controlled by MedImmune or its Affiliates existing as of the Effective Date and listed on Schedule 9.

1.81 “Necessary” means [***].

1.82 “Net Sales” means, with respect to a Product for any period, the gross amount billed or invoiced by Licensee, its Affiliates or its or their Sublicensees (each, a “Selling Party”) to Third Parties for the sale of such Product (the “Invoiced Sales”), less deductions for: [***].

Any of the deductions listed above that involves a payment by Licensee, its Affiliates or its or their Sublicensees shall be taken as a deduction in the Calendar Quarter in which the payment is accrued by such entity. For purposes of determining Net Sales, a Product shall be deemed to be sold when invoiced and a “sale” shall not include transfers or dispositions of such Product for pre-clinical or clinical purposes or as samples, in each case, without charge, Licensee’s, its Affiliates’ or its or their Sublicensees’ transfer of any Product to an Affiliate or Sublicensee shall not result in any Net Sales, unless such Product is consumed or administered by such Affiliate or Sublicensee in the course of its commercial activities. [***].

[***].

[***].

Subject to the above, Net Sales shall be calculated in accordance with the standard internal policies and procedures of Licensee, its Affiliates or its or their Sublicensees, which must be in accordance with GAAP.

1.83 “Party” and “Parties” have the meaning set forth in the preamble hereto.

1.84 “Patents” means: (i) all national, regional and international patents and patent applications, including provisional patent applications; (ii) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (iii) any and all patents that have issued or in the future issue from the foregoing patent applications ((i) and (ii)), including utility models, petty patents, innovation patents and design patents and certificates of invention; (iv) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((i), (ii) and (iii)); and (v) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

1.85 “Patent Challenge” has the meaning set forth in Section 10.5.

1.86 “Payment” has the meaning set forth in Section 5.6(i).

1.87 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.88 “Phase 1 Study” means that portion of the drug development and review process which provides for the initial introduction of an investigational new drug into humans in any country that would satisfy the requirements of 21 C.F.R 312.21(a) (FDCA), as amended from time to time, and the ex-US national equivalent thereof.

1.89 “Phase 2 Study” means that portion of the drug development and review process which provides for early controlled clinical studies conducted to obtain preliminary data on effectiveness of an investigational new drug for a particular indication, in any country that would satisfy the requirements of 21 C.F.R 312.21(b) (FDCA), as amended from time to time, and the ex-US national equivalent thereof.

1.90 “Phase 3 Study” means that portion of the drug development and review process in which expanded clinical studies are conducted to gather the additional information about effectiveness and safety that is required to evaluate the overall benefit-risk relationship of an investigational new drug, in any country that would satisfy the requirements of 21 C.F.R 312.21(c) (FDCA), as amended from time to time, and the ex-US national equivalent thereof.

1.91 “Prior CDA” means that certain Confidential Disclosure Agreement by and between the Parties, dated [***], as amended on [***].

1.92 “Product” means a Licensed Product or an HLE Product, as applicable.

1.93 “Prosecuting Party” has the meaning set forth in Section 6.2(i)(b).

1.94 “Registrational Clinical Trial” means a clinical trial in humans of a product performed to gain evidence with statistical significance of the efficacy of such product in a target population, and to obtain expanded evidence of safety for such product that is needed to evaluate the overall benefit-risk relationship of such product, to form the basis for Regulatory Approval by a Regulatory Authority and to provide an adequate basis for physician labeling, as described in 21 C.F.R. 312.21(c), as amended from time to time, or the corresponding regulations in jurisdictions other than the United States whether or not such clinical trial results in a filing for Regulatory Approval. Any clinical trial conducted under a protocol which identifies such trial as a “Phase 3” or “pivotal” trial shall be deemed to be a Registration Study. Any clinical trial conducted under a protocol which identifies such trial as a “Phase 2/3” trial shall be deemed to be a Registration Study upon dosing of the first patient in the Phase 3 portion of such trial (which shall also be deemed to be the Initiation of such Registration Study).

1.95 “Regulatory Approval” means, with respect to a country in the Territory, any and all approvals (including approvals of Drug Approval Applications), licenses, registrations or authorizations of any Regulatory Authority necessary to commercially distribute, sell or market a Product in such country, including, where applicable, (i) pricing or reimbursement approval in such country, (ii) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto) and (iii) labeling approval.

1.96 “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Exploitation of Licensed Compound or Products in the Territory, including the FDA in the United States and the EMA in the European Union.

1.97 “Regulatory Documentation” means: all (i) applications (including all INDs and Drug Approval Applications), registrations, licenses, authorizations and approvals (including Regulatory Approvals); (ii) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all adverse event files and complaint files; and (iii) clinical and other data contained or relied upon in any of the foregoing; in each case ((i), (ii) and (iii)) relating to the Licensed Compound or a Product.

1.98 “Regulatory Exclusivity Period” means, with respect to each Product in any country in the Territory, any period of data, market or other regulatory exclusivity (other than Patent exclusivity) granted or afforded by Applicable Law or by a Regulatory Authority in such country that confers exclusive marketing rights with respect to such Product in such country or prevents another party from using or otherwise relying on any data supporting the approval of the applicable Drug Approval Application.

1.99 “Retained Rights” mean, the rights of MedImmune, its Affiliates and its and their licensors, (sub)licensees and contractors to (i) perform its and their obligations under this Agreement; and (ii) develop, obtain and maintain regulatory approvals for and to Manufacture, commercialize and otherwise Exploit any monoclonal antibody or product [***], but not any Licensed Compound or Product, in any field (including the Field) anywhere in the Territory.

1.100 “Royalty Term” means, with respect to each Product and each country in the Territory, the period beginning on the date of the First Commercial Sale of such Product in such country and ending on the latest to occur of: (i) the expiration of the last-to-expire Patent that contains a Valid Claim Covering a Product in such country; (ii) the expiration of Regulatory Exclusivity Period in such country for such Product; and (iii) the twelfth (12th) anniversary of the First Commercial Sale of such Product in such country.

1.101 “Senior Officer” means, with respect to MedImmune, [***] and with respect to Licensee, [***].

1.102 “Skipped Flu A Milestone” has the meaning set forth in Section 5.2(ii).

1.103 “Skipped Flu B Milestone” has the meaning set forth in Section 5.2(iv).

1.104 “Sublicensee” means a Person, other than an Affiliate, that is granted a sublicense by Licensee or its Affiliate under the grants in Section 2.1, as provided in Section 2.2.

1.105 “Target” means [***].

1.106 “Term” has the meaning set forth in Section 10.1.

1.107 “Territory” means the entire world.

1.108 “Third Party” means any Person other than MedImmune, Licensee and their respective Affiliates.

1.109 “Third Party Claims” has the meaning set forth in Section 9.1.

1.110 “Trademark” means any word, name, symbol, color, shape, designation or any combination thereof, including any trademark, service mark, trade name, brand name, sub-brand name, trade dress, product configuration rights, program name, delivery form name, certification mark, collective mark, logo, tagline, slogan, design or business symbol, that functions as an identifier of source, origin or quality, whether or not registered, and all statutory and common law rights therein and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing.

1.111 “United States” or “US” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).

1.112 “Valid Claim” means (i) a claim of any issued and unexpired Patent whose validity, enforceability or patentability has not been affected by (a) irretrievable lapse, abandonment, revocation, dedication to the public or disclaimer or (b) a holding, finding or decision of invalidity, unenforceability or non-patentability by a court, governmental agency, national or regional patent office or other appropriate body that has competent jurisdiction, such holding, finding or decision being final and unappealable or unappealed within the time allowed for appeal or (ii) a claim of a pending Patent application that was filed and is being prosecuted in good faith and has not been (a) [***], (b) abandoned or (c) finally disallowed without the possibility of appeal or re-filing of the application; provided, however, that in the case of (ii)(a), if, thereafter, a patent containing such claim issues, such claim shall thereafter be considered a Valid Claim in accordance with subclause (i) above.

1.113 “Variant” means a monoclonal antibody (a) (1) that [***] and that otherwise meets the definition of a Flu A Compound; or (2) that [***] and that otherwise meets the definition of a Flu B Compound, and (b) has been selected by Licensee and approved by MedImmune in accordance with Section 2.5(i).

ARTICLE 2

GRANT OF RIGHTS

2.1 Grants to Licensee. Subject to Sections 2.2 and 2.3 and the other terms and conditions of this Agreement:

(i) MedImmune hereby grants to Licensee a non-exclusive license (or sublicense, as applicable), with the right to grant sublicenses in accordance with Section 2.2, under the MedImmune Intellectual Property to generate, research and optimize Variants;

(ii) Medimmune hereby grants to licensee an exclusive (including with regard to MedImmune and its Affiliates) license (or sublicense), with the right to grant sublicenses in accordance with Section 2.2, under the MedImmune Intellectual Property to Exploit the Licensed Compounds and Licensed Products in the Field in the Territory;

(iii) MedImmune hereby grants to Licensee a non-exclusive license (or sublicense) under the MedImmune FluAB Patents to Exploit the Licensed Compounds and Licensed Products in the Field in the Territory with the right to sublicense as set out in Section 2.2.

(iv) MedImmune hereby grants to Licensee an exclusive license on a Target-by-Target basis, (including with regard to MedImmune and its Affiliates) under the MedImmune HLE Patents to Exploit HLE Products directed against up to two (2) Targets in the Field in the Territory, with the right to sublicense as set out in Section 2.2. [***]. Licensee may nominate Exclusive Targets in accordance with Article 4. For the avoidance of doubt (as and set forth in Section 2.2(ii) and 2.3(ii)), such license is subject always to the limitations on exclusivity, if any, set forth in the applicable In-License Agreement; and

(v) MedImmune hereby grants to Licensee the right to access, reference and utilize [***] MedImmune Know-How, in connection with Development and Manufacturing related to [***].

For the avoidance of doubt, the MedImmune HLE Patents licensed under this Section 2.1 are licensed to Licensee only to the extent of extending the half-life of the antibody or other immunoglobulin molecule [***].

2.2 Sublicenses. Licensee shall have the right to grant sublicenses (or further rights of reference), under the licenses and rights of reference granted in Section 2.1 as follows:

(i) With respect to the rights granted in Section 2.1(ii), to its Affiliates and other Persons: provided that any such sublicenses shall be (a) subject to the prior written consent of any applicable Third Party licensor only if and to the extent such consent is required under the applicable In-License Agreement, and (b) consistent with, and expressly made subject to, the terms and conditions of this Agreement and the In-License Agreements, Licensee shall cause each Sublicensee to comply with the applicable terms and conditions of this Agreement and the In-License Agreements, as if such Sublicensee were a Party to this Agreement.

(ii) With respect to the rights granted in Section 2.1(iv), Licensee shall have the right to grant a sublicense to MedImmune HLE Patents only in connection with a license to an HLE Product; provided that any such sublicenses shall be (a) subject to the prior written consent of any applicable Third Party licensor only if and to the extent such consent is required under any applicable In-License Agreement and (b) consistent with, and expressly made subject to, the terms and conditions of this Agreement and the In-License Agreements, Licensee shall cause each Sublicensee to comply with the applicable terms and conditions of this Agreement and the In-License Agreements, as if such Sublicensee were a Party to this Agreement. Licensee has no rights to sublicense the MedImmune HLE Patents rights alone.

(iii) With respect to the rights granted in Section 2.1(iii), Licensee shall have the right to grant a sublicense to MedImmune FluAB Patents only in connection with a license to a Flu A Product or a Flu B Product Licensee shall cause each Sublicensee to comply with the applicable terms and conditions of this Agreement as if such Sublicensee were a Party to this Agreement. Licensee has no rights to sublicense the MedImmune FluAB Patents rights alone.

(iv) Licensee hereby (a) guarantees the performance of its Affiliates and Sublicensees that are sublicensed as permitted herein and the grant of any such sublicense shall not relieve Licensee of its obligations under this Agreement, except to the extent they are satisfactorily performed by such Sublicensee and (b) waives any requirement that MedImmune exhaust any right, power or remedy, or proceed against any Sublicensee for any obligation or performance under this Agreement prior to proceeding directly against Licensee.

(v) A copy of any sublicense agreement executed by Licensee shall be provided to MedImmune within [***] after its execution; [***]. Notwithstanding the foregoing, Licensee shall not be required to provide copies of any service agreement containing a sublicense of rights hereunder where such sublicense is solely for the provision of services to Licensee, its Affiliates or its Sublicensees.

(vi) Licensee and its Affiliates shall [***], except in accordance with subsection (vii) below. The foregoing shall [***].

(vii) Licensee and its Affiliates acknowledge that [***] in accordance with this subsection (vii). Each sublicense agreement hereunder (other than to a Sublicensee that is a service provider described in the second sentence of subsection (v) above that is providing services to Licensee or any of its Affiliates) will contain provisions [***].

2.3 Retention of Rights; Limitations Applicable to License Grants.

(i) Retained Rights of MedImmune. Notwithstanding anything to the contrary in this Agreement and without limitation of any rights granted or reserved to MedImmune pursuant to any other term or condition of this Agreement, MedImmune hereby expressly retains, on behalf of itself and its Affiliates (and on behalf of its licensors, (sub)licensees and contractors) all right, title and interest in and to the MedImmune Intellectual Property and the MedImmune Regulatory Documentation with respect to performing or exercising the Retained Rights. For clarity, MedImmune shall have no right to use any Licensee Intellectual Property, Licensee Confidential Information or any other Patent or Know-How Controlled by Licensee or its Affiliates (excluding the MedImmune Intellectual Property) in connection with performing or exercising the Retained Rights.

(ii) In-License Agreements. The licenses granted by MedImmune in Section 2.1 include sublicenses under the applicable license rights granted to MedImmune by Third Parties under the In-License Agreements (but no other sublicense rights), subject to this Section (ii). Any sublicense with respect to Know-How or other intellectual property rights of a Third Party hereunder and any right of Licensee (if any) to grant a further sublicense thereunder, shall be subject and subordinate to the terms and conditions of the In-License Agreement under which such sublicense is granted and shall be effective solely to the extent permitted under the terms of such agreement. Without limitation of the foregoing, in the event and to the extent that any In-License Agreement requires that particular terms or conditions of such In-License Agreement be contained or incorporated in any agreement granting a sublicense thereunder, such terms and conditions are hereby deemed to be incorporated herein by reference and made applicable to the sublicense granted herein under such In-License Agreement.

(iii) Reservation of Rights. No rights, other than those expressly set forth in this Agreement are granted to either Party hereunder, and no additional rights shall be deemed granted to either Party by implication, estoppel or otherwise, with respect to any intellectual property rights. All rights not expressly granted by either Party or its Affiliates to the other Party hereunder are reserved. Neither Party shall use the Confidential Information of the other Party for any purpose except as contemplated under this Agreement.

2.4 MedImmune Obligations with respect to In-License Agreements. MedImmune shall, and, if applicable, shall cause its Affiliates to, while Licensee has a license hereunder to any Patent or Know-How that are subject to an In-License Agreement:

(i) maintain such In-License Agreement in full force and effect and not terminate such In-License Agreement, except with Licensee’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed;

(ii) not amend or waive, or take any action or omit to take any action that would alter, any of MedImmune’s or such Affiliate’s rights under such In-License Agreement in any manner that would materially adversely affects or would reasonably be expected to materially adversely affect, Licensee’s rights under this Agreement, in each case without Licensee’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed. If Licensee provides such approval, then MedImmune shall provide Licensee with a true and accurate copy of any such amendment or waiver promptly following its execution; provided that the terms of any such amendment to the extent not pertinent to an understanding of a Party’s obligations or benefits under this Agreement may be redacted;

(iii) timely make any payments due to the counterparty to such In-License Agreement, other than payments due to Humabs from Licensee in accordance with Section 5.3(iii); and

(iv) promptly notify Licensee in writing of the receipt or delivery of any notice of any termination or amendment of any such In-License Agreement.

2.5 Inclusion of Variants as Licensed Compounds.

(i) Nomination Process. Licensee may nominate potential Variants for use under the license set forth in Section 2.1(i), as set forth herein. [***] may be included under this Agreement, as applicable at any given moment in time. Licensee may notify MedImmune in writing from time-to-time of such proposed Variant(s) and the sequence thereof. MedImmune will have [***] to respond to such notification as to whether each proposed Variant requested is available for inclusion in Licensee’s exclusive license under Section 2.1(ii). If such proposed Variant is not subject to a permitted refusal pursuant to subsection (ii) below, then MedImmune shall notify Licensee that such proposed Variant is available and as of the date of Licensee’s receipt of such notice, such proposed Variant shall thereafter be deemed to be a Variant hereunder, subject to Licensee’s right to thereafter withdraw such Variant from this Agreement by written notice to MedImmune (in which event such antibody shall cease to be deemed a Variant hereunder upon MedImmune’s receipt of such notice).

(ii) Permitted Refusal. MedImmune may refuse the request for a proposed Variant to become a Variant only in the following circumstances: [***].

(iii) Development of Compounds. Licensee may designate a maximum of two (2) Variants as Flu A Compound(s) and two (2) Variants as Flu B Compound(s) (as applicable) to progress into Development. Such designation for a Variant shall occur [***]. These Variants so designated will become the Licensed Compounds hereunder as of the date of MedImmune’s receipt of Licensee’s notice of designation and on the date the second Flu A and/or the Flu B Compound is designated the license granted under Section 2.1(i) to all other Variants (as they apply to the Flu A or Flu B Compound respectively) expires.

ARTICLE 3

DEVELOPMENT, REGULATORY AND COMMERCIALIZATION ACTIVITIES

3.1 Development.

(i) Diligence. After the Effective Date, subject to the Retained Rights, as between the Parties, Licensee shall be solely responsible for all aspects of the Development of the Licensed Compound(s) and Licensed Products and HLE Products in the Field in the Territory. Without limitation of Section 3.1(ii), Licensee shall use Commercially Reasonable Efforts to Develop, and obtain and maintain Regulatory Approvals for, at least one Flu A Product and at least one Flu B Product and at least one HLE Product for each target for which an Exclusive Target license has been granted in the Field in the Major Markets. Licensee shall have the right but not the obligation to use the HLE Technology in the Exploitation of the Licensed Compound and the Licensed Product(s). For clarity, Licensee shall have no obligations under this Section 3.1(i) with respect to any HLE Product unless and until at least one Target has been deemed to be an Exclusive Target in accordance with Article 4.

(ii) Development Costs. Licensee shall be responsible for all of its costs and expenses in connection with the Development of, and obtaining and maintaining Regulatory Approvals for, the Products in the Field in the Territory.

(iii) Development Records. Licensee shall, and shall cause its Affiliates and its and their Sublicensees to, maintain, in good scientific manner, complete and accurate books and records pertaining to Development of Products hereunder, in sufficient detail to verify compliance with its obligations under this Agreement. Such books and records shall (a) be appropriate for patent and regulatory purposes, (b) be in compliance with Applicable Law, (c) reflect all work done and results achieved in the performance of its Development activities hereunder in accordance with good scientific practices, and (d) be retained by Licensee for such period as may be required by Applicable Law.

(iv) Development Reports. Without limiting Section 3.1(iii), within [***] during which Licensee is conducting Development activities hereunder until the time of First Commercial Sale of each type of Product (i.e., a Flu A Product, Flu B Product or HLE Product) Licensee shall provide MedImmune with a detailed written report of such Development activities it has performed, or caused to be performed, since the preceding report with respect to each such type of Product. Each such report shall contain sufficient detail to enable MedImmune to assess Licensee’s compliance with its obligations under Section 3.1(i). For clarity, Licensee shall have no obligations under this Section 3.1(iv) with respect to any HLE Product unless and until at least one Target has been deemed to be an Exclusive Target in accordance with Article 4.

(v) Regulatory Activities. Subject to the Retained Rights, except as otherwise set forth in this Section 3.1(v), as between the Parties, Licensee shall have the sole right to prepare, obtain and maintain Drug Approval Applications (including the setting of the overall regulatory strategy therefor), other Regulatory Approvals and other submissions (including INDs) and to conduct communications with the Regulatory Authorities, for Products in the Field in the Territory in the name of Licensee (or its Affiliate or Sublicensee, as applicable). Upon request by Licensee, MedImmune will provide Licensee a right of reference to [***] solely in territories where such right of reference may be utilized, and for such time as the [***] is active.

3.2 Commercialization.

(i) Responsibility. As between the Parties, Licensee shall be solely responsible for Commercialization of the Licensed Products in the Field throughout the Territory at Licensee’s own cost and expense. Without limitation of Section 3.2(ii), Licensee shall use Commercially Reasonable Efforts to Commercialize Products in the Major Markets.

(ii) Commercialization Records. Without limitation of Section 5.8, Licensee shall maintain complete and accurate books and records pertaining to Commercialization of Licensed Products hereunder, in sufficient detail to verify compliance with its obligations under this Agreement and which shall be in compliance with Applicable Law and properly reflect all work done and results achieved in the performance of its Commercialization activities. Such records shall be retained by Licensee for [***] or for such longer period as may be required by Applicable Law.

3.3 Compliance with Applicable Law. Licensee shall and shall cause its Affiliates to, comply with all Applicable Law with respect to the Exploitation of Licensed Products.

3.4 Technology Transfer.

(i) Promptly following the payment of the Upfront Fee set forth in Section 5.1, MedImmune shall deliver or have delivered the MedImmune Know-How as set forth in Schedule 8.

(ii) Such delivery of MedImmune Know-How will include the delivery of [***]. Licensee is [***].

(iii) MedImmune shall allocate sufficient personnel, familiar with such MedImmune Know-How, to efficiently conduct and complete such transfer to Licensee (or its designee) as promptly as is reasonably practicable, and shall make its personnel reasonably available for [***] to answer questions reasonably posed by Licensee (or its designee) to enable the use of the MedImmune Know-How and respond to any inquiries of any Regulatory Authority relating to the MedImmune Know-How.

(iv) If Licensee [***] the Development or Commercialization of Licensed Compounds and Licensed Products, MedImmune shall [***]. If MedImmune [***].

3.5 Manufacturing of Licensed Products. As between the Parties, Licensee shall have the sole responsibility for, at its expense, Manufacturing (or having Manufactured) and supplying the Licensed Compounds and Products for its Development and Commercialization activities in the Territory.

ARTICLE 4

NOMINATION OF EXCLUSIVE TARGETS FOR HLE TECHNOLOGY

4.1 Target Nomination Period. Licensee shall have [***] (the “Target Nomination Period”) to nominate two (2) Targets to be considered for a license in relation to Exploitation of HLE Products under the terms of this Agreement (such a Target, an “Exclusive Target”).

4.2 Target Nomination Process. Should Licensee wish to nominate a Target during the Target Nomination Period, Licensee shall notify MedImmune in writing of such Target(s). MedImmune will have [***] to respond to such notification as to whether the Exclusive Target(s) requested is/are available. If such Target is available as an Exclusive Target, then as of the date of Licensee’s receipt of such notice, such Target shall thereafter be deemed to be an Exclusive Target. If such Target is not available as an Exclusive Target, MedImmune shall state the reason(s) therefor in such notice. For the avoidance of doubt, MedImmune will have no obligation to share any Confidential Information of its own or any confidential information of any Third Party in connection with any such reasons,.

4.3 Permitted Refusal. MedImmune may refuse the request for a Target to become an Exclusive Target only in the following circumstances: (i) MedImmune has initiated good faith discussions with a Third Party for a license to products directed to such Target, provided that MedImmune shall promptly notify Licensee in writing if such discussions terminate and no license agreement for such Target has been executed with such Third Party; (ii) MedImmune has granted such rights under the HLE Technology to develop products directed to such Target to a Third Party; or (iii) MedImmune and/or its Affiliates has itself initiated a research project relating to such Target, using all or part of the MedImmune HLE Patents, that it intends in good faith to continue to Develop.

ARTICLE 5

PAYMENTS AND RECORDS

5.1 Upfront Payment. In partial consideration of the rights granted by MedImmune to Licensee hereunder, on the date of full execution of this Agreement, Licensee shall pay MedImmune a nonrefundable and noncreditable upfront amount equal to ten million Dollars ($10,000,000) (the “Upfront Fee”).

5.2 Milestones.

(i) Development and Regulatory Milestones for Flu A Products. In partial consideration of the rights granted by MedImmune to Licensee hereunder, Licensee shall pay to MedImmune the following payments within [***] after the achievement by Licensee, its Affiliates or its Sublicensees of each of the following milestone events for the first Flu A Product to achieve such milestone, which payment shall be nonrefundable, noncreditable and fully earned upon the achievement of the applicable milestone event:

[***]

Each milestone payment in this Section 5.2(i) shall be payable only upon the first achievement of such milestone and no amounts shall be due for subsequent or repeated achievements of such milestone, whether for the same or a different Flu A Product. For clarity, the maximum total amount payable under this Section 5.2(i), if all milestone events are achieved, is Ninety Two Million Dollars ($92,000,000).

(ii) Skipped Development and Regulatory Milestones for Flu A Products. If, at any time, with respect to a Flu A Product, the achievement of a milestone described in (A) [***] with respect to which a payment is due hereunder and any of preceding milestones in [***] have not been achieved; or (B) [***] with respect to which a payment is due hereunder and the preceding milestones in [***] have not been achieved; or (C) [***] has occurred with respect to which a payment is due hereunder and the preceding milestone in [***] has not been achieved; with respect to such Flu A Product (the latter of (A), (B) and (C), a “Skipped Flu A Milestone”), then each such Skipped Flu A Milestone payment shall become due and payable concurrently with the milestone payment for the achieved milestone, with respect to which payment is due.

(iii) Development and Regulatory Milestones for Flu B Products. In partial consideration of the rights granted by MedImmune to Licensee hereunder, Licensee shall pay to MedImmune the following payments within [***] after the achievement by Licensee, its Affiliate or its Sublicensee of each of the following milestone events for the first Flu B Product to achieve such milestone, which payment shall be nonrefundable, noncreditable and fully earned upon the achievement of the applicable milestone event:

[***].

Each milestone payment in this Section 5.2(iii) shall be payable only upon the first achievement of such milestone and no amounts shall be due for subsequent or repeated achievements of such milestone, whether for the same or a different Flu B Product. For clarity, the maximum total amount payable under this Section 5.2(iii), if all milestone events are achieved, is Fifty One Million Dollars ($51,000,000).

(iv) Skipped Development and Regulatory Milestones for Flu B Products. If, at any time, with respect to a Flu B Product, the achievement of a milestone described in (A) [***] with respect to which a payment is due hereunder and any of preceding milestones in [***] have not been achieved; or (B) [***] with respect to which a payment is due hereunder and the preceding milestones in [***] have not been achieved; or (C) [***] has occurred with respect to which a payment is due hereunder and the preceding milestones in [***] have not been achieved with respect to such Flu B Product (the latter of (A), (B) and (C), a “Skipped Flu B Milestone”), then each such Skipped Flu B Milestone payment shall become due and payable concurrently with the milestone payment for the achieved milestone, with respect to which payment is due. For clarity, the date of achievement of each Skipped Flu B Milestone shall be deemed to be the date that such Skipped Flu B Milestone becomes due and payable in accordance with this subsection (iv).

(v) Development and Regulatory Milestones for Bispecific Products. Any bispecific product that meets both the definition of Flu A Product and Flu B Product shall be deemed to be both a Flu A Product and a Flu B Product for all purposes under this Agreement, including Section 5.2.

(vi) Commercial Milestones. In partial consideration of the rights granted by MedImmune to Licensee hereunder, Licensee shall pay to MedImmune the following payments, which shall be nonrefundable, noncreditable and fully earned upon the achievement of the applicable milestone event:

(a) in the event that the aggregate of all Net Sales of all Licensed Products made by Licensee or any of its Affiliates or its or their Sublicensees in a given Calendar Year exceeds [***] for such Calendar Year, Licensee shall pay to MedImmune [***]; and

(b) in the event that the aggregate of all Net Sales of all Licensed Products made by Licensee or any of its Affiliates or its or their Sublicensees in a given Calendar Year exceeds [***] for such Calendar Year, Licensee shall pay to MedImmune [***]; and

(c) in the event that the aggregate of all Net Sales of all Licensed Products made by Licensee or any of its Affiliates or its or their Sublicensees in a given Calendar Year exceeds [***] for such Calendar Year, Licensee shall pay to MedImmune [***].

Each such milestone payment shall be due within [***] in such Calendar Year (or, if applicable, within [***] in a Calendar Year in which such milestone was achieved). Each milestone payment in this Section 5.2(vi) shall be payable only upon the first achievement of such milestone in a given Calendar Year and no amounts shall be due for subsequent or repeated achievements of such milestone in subsequent Calendar Years. For clarity, the maximum total amount payable under this Section 5.2(vi), if all milestone events are achieved, is Two Hundred Million Dollars ($200,000,000).

(vii) Development and Regulatory Milestones for [***] Products: In the event an HLE Product is a [***] Product, Licensee shall pay on a [***] Product by [***] Product basis, the following payments within [***] after the first achievement of each of the following milestone events by such [***] Product. Such milestones will be nonrefundable, noncreditable and fully earned upon the achievement of the applicable milestone event:

[***]

For clarity, the maximum total amount payable under this Section 5.2(vii) for each [***] Product, if all milestone events are achieved, is Two Hundred Fifty Thousand Dollars ($250,000). No payments are due under this Section 5.2(vii) for any Flu A Product or Flu B Product.

(viii) Determination that Milestones Have Occurred. Licensee shall notify MedImmune promptly of the achievement of each of the events identified as a milestone in Section 5.2(i), (iii), (vi) or (vii). In the event that, notwithstanding the fact that Licensee has not provided MedImmune such a notice, MedImmune believes that any such milestone has been achieved, it shall so notify Licensee in writing and the Parties shall promptly meet and discuss in good faith whether such milestone has been achieved. Any dispute under this Section 5.2(viii) regarding whether or not such a milestone has been achieved shall be subject to resolution in accordance with Section 11.6.

5.3 Royalties.

(i) Royalty Rates for Licensed Products. As further consideration for the rights granted to Licensee hereunder, commencing upon the First Commercial Sale of a Licensed Product in the Territory, Licensee shall pay to MedImmune a royalty on aggregate Net Sales of Licensed Products in the Territory during each Calendar Year at the following rates:

[***]

(ii) Royalty Rates for HLE Products. As further consideration for the rights granted to Licensee hereunder, commencing upon the First Commercial Sale of an HLE Product in the Territory, Licensee shall pay to MedImmune a royalty on Net Sales of each HLE Product in the Territory during each Calendar Year at a rate of [***]. The HLE Royalty is not payable for any Licensed Product.

(iii) Royalties due under Humabs Agreement. Licensee shall assume full responsibility for royalties due under the Humabs Agreement occurring as a result of the Development or Commercialization of Licensed Compounds and Licensed Products under this Agreement and no reduction as set forth in Section 5.3(vi) shall apply to any license obtained or payments made under the Humabs Agreement.

(iv) Blended Royalty. Licensee acknowledges that [***]. The Parties agree that the royalty rates set forth in Sections 5.3(i) and 5.3(ii) reflect an efficient and reasonable blended allocation of the value provided by MedImmune to Licensee.

(v) Royalty Term. Licensee shall have no obligation to pay any royalty with respect to Net Sales of any Product in any country after the Royalty Term for such Product in such country has expired. Upon expiry of the Royalty Term with respect to a Product in any country, the license grants to Licensee in Section 2.1, as applicable, with respect to such Product shall convert to an irrevocable, perpetual, royalty-free license and shall become fully paid-up with respect to such country.

(vi) Reductions. In the event that:

(a) During the Royalty Term for a Product in a country in the Territory, the Exploitation of such Product is not Covered by a Valid Claim of any MedImmune Patent, MedImmune FluAB Patent, or MedImmune HLE Patent, as applicable, in such country [***], then the applicable royalty rate(s) set forth in Section 5.3(i) or (ii) with respect to such country, each shall be reduced [***];

(b) Licensee enters into an agreement with a Third Party in order to obtain a license to a Third Party intellectual property right with respect to a Product that is [***] such Product in the Field in a country in the Territory, Licensee shall be entitled to deduct from royalties payable hereunder in a given Calendar Year with respect to such Product in such country [***] of amounts paid to such Third Party in such Calendar Year under such agreement, [***].

(vii) Maximum Amount of Royalty Reduction. In no event shall the amounts payable to MedImmune under this Section 5.3 be reduced [***]. For the avoidance of doubt such royalty reductions payable to MedImmune set forth in Section 5.3(vi) do not apply to any royalties due and payable by MedImmune under the Humabs Agreement. Licensee shall remain responsible for such royalties as set forth in the Humabs Agreement (whether subject to reduction or not) in accordance with Section 5.3(iii).

5.4 Royalty Payments and Reports. Licensee shall calculate all amounts payable to MedImmune pursuant to Section 5.3(i) and/or 5.3(ii) (as applicable) at the end of each Calendar Quarter, which amounts shall be converted to Dollars, in accordance with Section 5.5. Licensee shall pay to MedImmune the royalty amounts due with respect to a given Calendar Quarter within [***] after the end of such Calendar Quarter, [***]. Each payment of royalties due to MedImmune shall be accompanied by a statement specifying, on a Product-by- Product basis, the amount of Invoiced Sales, Net Sales and aggregate deductions taken to arrive at Net Sales attributable to each Product in each country the Territory during the applicable Calendar Quarter (including such amounts expressed in local currency and as converted to Dollars) and a calculation of the amount of royalty payment due on such Net Sales for such Calendar Quarter. Without limiting the generality of the foregoing, Licensee shall require its Affiliates and Sublicensees to account for their Net Sales and to provide such reports with respect thereto, as if such sales were made by Licensee.

5.5 Mode of Payment; Offsets. All payments to MedImmune under this Agreement shall be made by deposit of Dollars in the requisite amount to such bank account as MedImmune may from time to time designate by notice to Licensee. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than Dollars), Licensee shall convert any amount expressed in a foreign currency into Dollar equivalents using its, its Affiliate’s or Sublicensee’s, as applicable, standard conversion methodology consistent with GAAP. Except as expressly set forth in Section 5.3(vi), Licensee shall have no right to offset, set off or deduct any amounts from or against the amounts due to MedImmune hereunder.

5.6 Taxes.

(i) General. The upfront payment, milestones and royalties payable by Licensee to MedImmune pursuant to this Agreement (each, a “Payment”) shall be paid free and clear of any and all taxes (which, for clarity, shall be the responsibility of Licensee), except for any withholding taxes required by Applicable Law. Except as provided in this Section 5.6, MedImmune shall be solely responsible for paying any and all taxes (other than withholding taxes required by Applicable Law to be deducted from Payments and remitted by Licensee) levied on account of, or measured in whole or in part by reference to, any Payments it receives. Licensee shall deduct or withhold from the Payments any taxes that it is required by Applicable Law to deduct or withhold. Notwithstanding the foregoing, if MedImmune is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, it may deliver to Licensee or the appropriate governmental authority (with the assistance of Licensee to the extent that this is reasonably required and is requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Licensee of its obligation to withhold such tax and Licensee shall apply the reduced rate of withholding or dispense with withholding, as the case may be; provided that Licensee has received evidence of MedImmune’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) [***] prior to the time that the Payments are due. If, in accordance with the foregoing, Licensee withholds any amount, it shall pay to MedImmune the balance when due, make timely payment to the proper taxing authority of the withheld amount and send to MedImmune proof of such payment [***] following such payment. In the event of a change in the applicability or rate of withholding tax in relation to a Payment due to any structural arrangements of Licensee (such as but not limited to location from which Payments are made, or Licensee assigning rights or obligations under the Agreement), Licensee shall bear any additional withholding tax arising. In the event of a change in the applicability or rate of withholding tax for other reasons, the Parties shall discuss in good faith the extent to which any additional withholding tax may be mitigated and to the extent mitigation cannot be found, share the additional withholding tax arising.

(ii) Indirect Taxes. Notwithstanding anything contained in Section 5.6(i), this Section 5.6(ii) shall apply with respect to Indirect Taxes. “Indirect Taxes” means value added taxes, sales taxes, consumption taxes and other similar taxes. All Payments are exclusive of Indirect Tax. If any Indirect Tax is chargeable in respect of any Payments, Licensee shall pay Indirect Tax at the applicable rate in respect of any such Payments following the receipt of an Indirect Tax invoice in the appropriate form issued by MedImmune in respect of those Payments, such Indirect Tax to be payable on the later of the due date of the payment of the Payments to which such Indirect Tax relates and [***] after the receipt by Licensee of the applicable invoice relating to that Indirect Tax payment.

5.7 Interest on Late Payments. If any payment due to either Party under this Agreement is not paid when due, then such paying Party shall pay interest thereon (before and after any judgment) at [***] on the date said payment is due, such interest to run from the date on which payment of such sum became due until payment thereof in full together with such interest.

5.8 Financial Records. Licensee shall and shall cause its Affiliates and its and their Sublicensees to, keep complete and accurate financial books and records pertaining to the Commercialization of Licensed Products hereunder, including books and records of Invoiced Sales and Net Sales of Licensed Products, in sufficient detail to calculate and verify all amounts payable hereunder (such books and records, the “Licensee Records”). Licensee shall and shall cause its Affiliates and its and their Sublicensees to, retain the Licensee Records until the later of (i) [***] after the end of the period to which the Licensee Records pertain, (ii) the expiration of the applicable tax statute of limitations (or any extensions thereof) and (iii) for such period as may be required by Applicable Law.

5.9 Audit Rights.

(i) At the request of MedImmune, Licensee shall and shall cause its Affiliates and its and their Sublicensees to, permit an independent certified public accountant designated by MedImmune, and reasonably acceptable by Licensee (the “Auditor”), at reasonable times and upon reasonable notice, to audit the Licensee Records to ensure the accuracy of all reports and payments made hereunder.

(ii) At Licensee’s request, the Auditor shall enter into a confidentiality agreement with Licensee on reasonable and customary terms. All Licensee Records are and shall remain the Confidential Information of Licensee. The Auditor shall only use the Licensee Records for the purpose of verifying payments due hereunder, and shall not disclose the Licensee Records to MedImmune or any Third Party. The Auditor may only share the results of the audit with MedImmune.

(iii) Any audit shall be limited to the Licensee Records for [***] prior to notification of such audit. MedImmune shall not perform an audit [***].

(iv) Except as provided below, the cost of this audit shall be borne by MedImmune, unless the audit reveals, with respect to a period, an underpayment of [***], in which case Licensee shall bear the cost of the audit. Unless disputed pursuant to Section 5.10 below, if such audit concludes that (a) additional amounts were owed by Licensee, Licensee shall pay the additional amounts, with interest from the date originally due as provided in Section 5.7, or (b) excess payments were made by Licensee, MedImmune shall reimburse such excess payments, in either case ((a) or (b)), within [***] after the date on which such audit is completed by MedImmune.

5.10 Audit Dispute. In the event of a dispute with respect to any audit under Section 5.9, MedImmune and Licensee shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute [***], the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party’s certified public accountants or to such other Person as the Parties shall mutually agree (the “Dispute Auditor”). The decision of the Dispute Auditor shall be final and the costs of such arbitration as well as the initial audit shall be borne between the Parties in such manner as the Dispute Auditor shall determine. [***] after such decision and in accordance with such decision, Licensee shall pay the additional amounts, with interest from the date originally due as provided in Section 5.7 or MedImmune shall reimburse the excess payments, as applicable. For clarity, the Dispute Auditor shall not be the same certified public accountant as the Auditor who conducted the audit subject to any such dispute.

ARTICLE 6

INTELLECTUAL PROPERTY

6.1 Ownership of Intellectual Property.

(i) Ownership of Technology. Subject to Section 6.1(ii), as between the Parties, each Party shall own and retain all right, title and interest in and to any and all: (i) Know-How, Improvements and other inventions that are conceived, discovered, developed or otherwise made by or on behalf of such Party or its Affiliates or its or their (sub)licensees (or Sublicensee(s)), as applicable, under or in connection with this Agreement, whether or not patented or patentable and any and all Patents and other intellectual property rights with respect thereto; and (ii) other Know-How, inventions, Patents and other intellectual property rights that are owned or otherwise controlled (other than pursuant to the license grants set forth in Sections 2.1 or 10.7(i)) by such Party or its Affiliates or its or their (sub)licensees (or Sublicensees) (as applicable) outside of this Agreement. For clarity, the Parties are not collaborating on the Development of Products under this Agreement and do not expect or intend that any jointly created intellectual property will arise under this Agreement.

(ii) United States Law. The determination of whether Know-How, Improvements and other intellectual property are conceived, discovered, developed or otherwise made by a Party for the purpose of allocating proprietary rights (including Patent, copyright or other intellectual property rights) therein, shall, for purposes of this Agreement, be made in accordance with Applicable Law in the United States as such law exists as of the Effective Date irrespective of where or when such conception, discovery, development or making occurs.

6.2 Maintenance and Prosecution of Patents.

(i) MedImmune Patents.

(a) As between the Parties, and for so long as [***] is the Prosecuting Party, as defined below, [***] shall have the first right, but not the obligation, through counsel of its choice, to prepare, file, prosecute and maintain the MedImmune Patents, including any related interference, re-issuance, re-examination and opposition proceedings with respect thereto, in the Territory, and in each case, [***]. Notwithstanding the foregoing, [***].

(b) For purposes of this Section 6.2(i), [***] shall be the “Prosecuting Party” unless [***] assumes its right to step in as set forth below in Section 6.2(i)(c) and 6.2(ii), in which event [***] shall be the Prosecuting Party with respect to the applicable MedImmune Patent(s). The Prosecuting Party shall periodically inform the other Party of all material steps with regard to the preparation, filing, prosecution and maintenance of the MedImmune Patents in the Territory, including by providing the non-Prosecuting Party with (i) a copy of material communications to and from any patent authority in the Territory regarding such Patents; and (ii) drafts of any material filings or responses to be made to such patent authorities sufficiently in advance of submitting such filings or responses so as to allow for a reasonable opportunity for the review and comment thereupon. The Prosecuting Party shall consider in good faith, and if requested discuss with the non-Prosecuting Party, the requests and suggestions of the non-Prosecuting Party with respect to such drafts.

(c) If, as between the Parties, [***] (1) decides not to prepare, file, prosecute or maintain a MedImmune Patent in a country in the Territory, [***] as otherwise agreed to by the Parties in writing, then subject to any rights of any Third Parties under any In-License Agreement, [***] shall have the right, in its sole discretion and exercisable by written notice to [***], but not the obligation, to assume the control and direction of the preparation, filing, prosecution and maintenance of such MedImmune Patents at its sole cost and expense in such country, whereupon [***] shall be deemed the Prosecuting Party with respect to such Patent. [***] shall provide prior written notice to [***] in the events set forth in subclause (1) reasonably in advance of any upcoming deadlines or extension thereof relating to such MedImmune Patent(s) and shall reasonably cooperate in the transfer of the applicable patent files to [***] or its counsel promptly following its receipt of [***] election to become the Prosecuting Party with respect to such MedImmune Patent(s). For the avoidance of doubt, (A) [***] rights under this Section 6.2 will [***], and (B) in the case of subclause (2) above, [***] rights will [***] in the case where [***, and to those MedImmune Patents containing claims that Cover a Flu B Compound or a Flu B Product in the case where [***].

(ii) Continuing Patent Applications. [***] shall notify [***] within [***] following [***] receipt of a Notice of Allowance for any MedImmune Patent that Covers a Licensed Compound or a Licensed Product. At [***] request, [***] will discuss in good faith with [***] the filing of one or more additional Patents containing only claims Covering a Licensed Compound or a Licensed Product and that are eligible to claim benefit from such MedImmune Patent. In the event [***] does not wish to file any such additional Patents, [***] shall have the right, in its sole discretion and exercisable by written notice to [***], but not the obligation, to file any such additional Patents as the Prosecuting Party at its sole cost and expense; provided, however, [***] shall have the right to review and approve the claims for such additional Patents prior to filing the same to ensure such Patents contain only claims Covering a Licensed Compound or a Licensed Product. [***] shall not amend such claims to contain, or file any additional Patents claiming priority to any MedImmune Patent and containing, any claims that do not Cover a Licensed Compound or a Licensed Product. For any such additional Patents claiming priority to any MedImmune Patent [***] intends to file, [***] shall have the right to review and approve the claims prior to filing the same to ensure such Patents contain only claims Covering a Licensed Compound or a Licensed Product. [***] approval pursuant to this Section 6.2(ii) shall not be unreasonably withheld.

(iii) MedImmune FluAB Patents and MedImmune HLE Patents. [***] has the sole right to prepare, file, prosecute and maintain the MedImmune FluAB Patents and the MedImmune HLE Patents, including any related interference, re-issuance, re-examination and opposition proceedings with respect thereto, at [***] sole cost and expense.

(iv) Cooperation. The non-Prosecuting Party shall, and shall cause its Affiliates to, assist and cooperate with the Prosecuting Party, as the Prosecuting Party may reasonably request from time to time, in the preparation, filing, prosecution and maintenance of the MedImmune Patents, MedImmune FluAB Patents, and the MedImmune HLE Patents, in the Territory under this Agreement, including that the non-Prosecuting Party shall, and shall ensure that its Affiliates, provide access to relevant documents and other evidence and make its employees available at reasonable business hours; provided, however, that neither Party shall be required to provide legally privileged information with respect to such intellectual property unless and until procedures reasonably acceptable to such Party are in place to protect such privilege; and provided, further, that the Prosecuting Party shall reimburse the non-Prosecuting Party for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith.

6.3 Patent Term Extension and Supplementary Protection Certificate. As between the Parties, [***] shall have the first right to make decisions regarding, and to apply for, patent term extensions for the MedImmune Patents in the Territory, including the United States with respect to extensions pursuant to 35 U.S.C. §156 et. seq. and in other jurisdictions pursuant to supplementary protection certificates, and in all jurisdictions with respect to any other extensions that are now or become available in the future, wherever applicable; provided that [***] prior written notice before filing for any such patent term extension, and consult reasonably and in good faith with [***] to determine the course of action with respect to such filings. Notwithstanding the foregoing, if [***] shall have the right to make decisions regarding, and to apply for, patent term extensions for the MedImmune Patents [***]. [***], including by taking such action as patent holder as is required under any Applicable Law to obtain such extension or supplementary protection certificate.

6.4 Enforcement of Patents.

(i) Notice. Each Party shall promptly notify the other Party in writing of any alleged or threatened infringement of the MedImmune Patents that Cover a Licensed Compound or a Licensed Product in any jurisdiction in the Territory (an “Infringement”).

(ii) Enforcement of MedImmune Patents.

(a) As between the Parties, [***] shall have the first right, but not the obligation, to prosecute any Infringement with respect to MedImmune Patents containing claims Covering a Licensed Compound or a Licensed Product (“Product Infringement”), including as a defense or counterclaim in connection with any Infringement claim by any Third Party, at [***] sole cost and expense, using counsel of [***] choice. [***] shall have the sole right, but not the obligation, to prosecute any other Infringement in connection with any other MedImmune Patents.

(b) For purposes of this Section 6.4 and subject to the remainder of this subsection (b), [***] shall be the “Enforcing Party”. In the event [***] prosecutes any such Infringement in the Field in the Territory, [***] shall have the right to join as a party to such claim, suit or proceeding and participate with its own counsel at its sole cost and expense; provided that [***] shall retain control of the prosecution of such claim, suit or proceeding, including the response to any defense or defense of any counterclaim raised in connection therewith, subject to the remainder of this Section 6.4. If [***] it or its designee does not take commercially reasonable steps to prosecute a Product Infringement in the Field against a Third Party (x) within [***] following the first notice provided above with respect to such Infringement or (y) provided such date occurs after the first such notice of such Infringement is provided, [***] before the time limit or extensions thereof, if any, set forth in appropriate laws and regulations for filing of such actions, whichever comes first, then [***] may prosecute such Infringement in the Field at its sole cost and expense, using counsel of [***] choice, whereupon the [***] shall be deemed the Enforcing Party with respect to such Infringement. In the event [***] prosecutes any such Infringement in the Field in the Territory, pursuant to this Section 6.4(b), [***] shall have the right to join as a party to such claim, suit or proceeding and participate with its own counsel at its sole cost and expense; provided that [***] shall retain control of the prosecution of such claim, suit or proceeding, including the response to any defense or defense of any counterclaim raised in connection therewith. For clarity, in the case of subclause (1) above, [***].

(c) Any amounts recovered or obtained by the Enforcing Party in connection with a Product Infringement (whether as damages, royalties, license fees, or otherwise in judgment or settlement derived therefrom)(“Damages”), shall first be used to reimburse each Party pro rata for its costs and expenses (including reasonable attorney fees) incurred in connection with such Infringement. Any such Damages recovered or obtained to the extent attributable to a Licensed Compound or a Licensed Product and in excess of such costs and expenses shall be [***]. If the Damages received are for other products in addition to Licensed Compounds and Licensed Products and the portion of such Damages attributable solely to Licensed Compounds and

Licensed Products cannot be clearly ascertained from the award, then the Parties shall promptly seek to agree in good faith on a reasonable allocation between the Licensed Compound and Licensed Products and such other products to which such Damages apply. If the Parties are unable to agree on such an allocation with [***] of undertaking to do so, then either Party may initiate dispute resolution proceedings in accordance with Section 11.6. Except as set forth above, any amounts recovered or obtained by an Enforcing Party shall be retained by such Party.

(iii) Enforcement of MedImmune FluAB Patents and MedImmune HLE Patents. As between the Parties, [***] shall have the sole right, but not the obligation, to prosecute any Infringement with respect to the MedImmune FluAB Patents and the MedImmune HLE Patents.

(iv) Cooperation.

(a) The Parties agree to cooperate fully in any Infringement action pursuant to this Section 6.4, including by making the inventors, applicable records and documents (including laboratory notebooks) with respect to the relevant Patents available to the Enforcing Party on the Enforcing Party’s request. The Enforcing Party shall keep the other Party promptly informed of all material steps and developments in any action or proceeding described in this Section 6.4. Such other Party shall have the right to consult with the Enforcing Party regarding such enforcement of the MedImmune Patents and to review any material filings or correspondence prior to submission, and to comment thereon to the Enforcing Party or its designated outside counsel; provided, however, the Controlling Party shall not be prohibited from taking any necessary action in connection with any activity contemplated under this Section 6.4 except as set forth in subsection (c) below. The Enforcing Party shall reasonably consider in good faith and discuss with such other Party the comments offered by such other Party. The Enforcing Party shall promptly provide such other Party with copies of all material documents filed or received in connection with such Infringement action.

(b) With respect to an action controlled by the applicable Enforcing Party, the other Party shall, and shall cause its Affiliates to, assist and cooperate with the Enforcing Party, as the Enforcing Party may reasonably request from time to time, in connection with its activities set forth in this Section 6.4, including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that the Enforcing Party shall reimburse such other Party for its reasonable and verifiable costs and expenses incurred in connection therewith.

(c) Unless otherwise set forth herein, the Enforcing Party shall have the right to settle such claim; provided that neither Party shall have the right to make any admission in connection with any Infringement litigation or settle any Infringement litigation under this Section 6.4 in a manner that has or would reasonably be expected to have a material adverse effect on the rights or interest of the other Party hereunder or in a manner that imposes any costs or liability on or involves any admission by, the other Party, without the express written consent of such other Party (which consent shall not be unreasonably withheld, conditioned or delayed).

6.5 Invalidity or Unenforceability Defenses or Actions.

(i) Notice. Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability of any of the MedImmune Patents that Cover a Licensed Compound or a Licensed Product in any jurisdiction in the Territory by a Third Party and of which such Party becomes aware, including any certification filed under the BPCI Act claiming that any MedImmune Patents are invalid or unenforceable or claiming that any MedImmune Patents would not be infringed by the making, having made, use, offer for sale, sale or import of a product for which an application under the BPCI Act is filed or any equivalent or similar certification or notice in any other jurisdiction in the Territory (an “Invalidity Action”).

(ii) Control of Defense. [***] shall have the first right, but not the obligation, to defend and control the defense of an Invalidity Action at [***] sole cost and expense, using counsel of MedImmune’s choice. If [***] it or its designee elects not to defend or control such Invalidity Action in the Territory or otherwise fails to initiate and maintain the defense of any such claim, suit or proceeding, then subject to any rights of Third Parties under any In-License Agreements, [***] may defend and control such Invalidity Action at [***] sole cost and expense, using counsel of [***] choice. For clarity, in the case of [***].

(iii) Cooperation.

(a) The Party controlling the defense of an Invalidity Action with respect to a Patent pursuant to Section 6.5(ii) shall be the “Controlling Party.” The other Party in such an action shall, and shall cause its Affiliates to, assist and cooperate with the Controlling Party, as such Controlling Party may reasonably request from time to time in connection with its activities set forth in this Section 6.5, including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that the Controlling Party shall reimburse the non-Controlling Party for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith.

(b) In connection with any activities with respect to a defense, claim or counterclaim relating to the MedImmune Patents pursuant to this Section 6.5, the Controlling Party shall keep the other Party promptly informed of all material steps and developments in any action or proceeding described in this Section 6.5. Such other Party shall have the right to consult with the Controlling Party regarding such defense of such Invalidity Action and to review any material filings or correspondence prior to submission, and to comment thereon to the Controlling Party or its designated outside counsel; provided, however, the Controlling Party shall not be prohibited from taking any necessary action in connection with any activity contemplated under this Section 6.5, except as set forth in subsection (c) below. The Controlling Party shall reasonably consider in good faith and discuss with such other Party the comments offered by such other Party. The Controlling Party shall promptly provide such other Party with copies of all material documents filed or received in connection with such Invalidity Action.

(c) Unless otherwise set forth herein, the Controlling Party shall have the right to settle such claim; provided that neither Party shall have the right to make any admission in connection with any Invalidity Action or settle any Invalidity Action under this Section 6.5 in a manner that has or would reasonably be expected to have a material adverse effect on the rights or interest of the other Party hereunder or in a manner that imposes any costs or liability on or involves any admission by, the other Party, without the express written consent of such other Party (which consent shall not be unreasonably withheld, conditioned or delayed).

6.6 Privileged Information. Neither Party shall be required to provide legally privileged information relating to any Infringement contemplated under this Article 6 until procedures and documentation reasonably acceptable to such Party are in place to protect such privilege.

ARTICLE 7

CONFIDENTIALITY AND NON-DISCLOSURE

7.1 Confidentiality Obligations. At all times during the Term and for a period of [***], each Party that receives Confidential Information (the “Receiving Party”) shall and shall cause its and its Affiliates’ officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, such Confidential Information of the Party that disclosed such Confidential Information (the “Disclosing Party”), except to the extent such disclosure or use is expressly permitted by the terms of this Agreement. “Confidential Information” means any technical, business or other information of the Disclosing Party that is disclosed or otherwise made available to the other Party in connection with this Agreement or was disclosed pursuant to the Prior CDA, including any Know-How (including the [***]) or other information relating to the terms of this Agreement (subject to Section 7.2(iii), Section 7.4 and Section 8.6(v)), information relating to the Licensed Compound or any Licensed Product (including the Regulatory Documentation), any of the MedImmune Intellectual Property, any Know-How or the scientific, regulatory or business affairs or other activities of either Party. Notwithstanding the foregoing, the confidentiality and non-use obligations under this Section 7.1 with respect to any Confidential Information of the Disclosing Party shall not include any information that the Receiving Party can demonstrate by documentation or other competent evidence:

(i) is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no breach of this Agreement by the Receiving Party;

(ii) was in the Receiving Party’s possession prior to disclosure by the Disclosing Party without any obligation of confidentiality with respect to such information;

(iii) is subsequently received by the Receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to such information;

(iv) has been published by a Third Party or otherwise enters the public domain through no fault of the Receiving Party in breach of this Agreement; or

(v) was independently developed by or for the Receiving Party without reference to the Disclosing Party’s Confidential Information.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

7.2 Permitted Disclosures. Each Receiving Party may disclose Confidential Information of the Disclosing Party to the extent that such disclosure is:

(i) made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the Receiving Party’s legal counsel, such disclosure is otherwise required by law, including by reason of filing with securities regulators; provided, however, that the Receiving Party shall first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided, further, that the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;

(ii) made by or on behalf of the Receiving Party to the Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information to the extent practicable and consistent with Applicable Law;

(iii) made by or on behalf of the Receiving Party to potential or actual investors, acquirers, merger partners, sublicensees, investment bankers or other financial partners as may be necessary in connection with their evaluation of such potential or actual transaction; provided, however, that such persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this Article 7 [***]. If the Receiving Party is [***], and that any representatives who receive such information will be informed of the sensitive and proprietary nature of the information and the need to maintain its secrecy and avoid inappropriate usage.

7.3 Use of Name. Except as expressly provided herein, neither Party shall use the name, logo or Trademark of the other Party or any of its Affiliates or any of its or their (sub)licensees (or Sublicensees) (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section 7.3 shall not prohibit (i) either Party from making any disclosure identifying the other Party to the extent required or reasonably necessary in connection with its exercise of its rights or obligations under this Agreement and (ii) either Party from making any disclosure identifying the other Party that is required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted).

7.4 Public Announcements. Neither Party shall issue any public announcement, press release or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted). In the event a Party is, in the opinion of its counsel, required by Applicable Law or the rules of a stock exchange on which its securities are listed (or to which an application for listing has been submitted) to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable (and in no event [***] prior to the anticipated date of disclosure, unless otherwise required by exigent circumstances) so as to provide a reasonable opportunity to comment thereon. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement or any amendment hereto that has already been publicly disclosed by such Party or by the other Party, in accordance with this Section 7.4; provided that such information remains accurate as of such time and provided the frequency and form of such disclosure are reasonable.

7.5 Publications. The Parties recognize the desirability of publishing and publicly disclosing the results of and information regarding, activities under this Agreement. Accordingly, Licensee shall be free to publicly disclose the results of and information regarding, activities under this Agreement, subject to prior review for issues of patentability and protection of such Confidential Information, in a manner consistent with Applicable Law and industry practices, as provided in this Section 7.5. Accordingly, prior to Licensee publishing or publicly disclosing any Confidential Information of MedImmune, Licensee shall provide the other Party with drafts of proposed abstracts, manuscripts or summaries of presentations that cover such Confidential Information. MedImmune shall respond promptly through its designated representative and in any event [***] after receipt of such proposed publication or presentation or such shorter period as may be required by the publication or presentation. The Publishing Party agrees to allow a reasonable period [***] to permit filings for patent protection and to otherwise address issues relating to such Confidential Information or related competitive harm to the reasonable satisfaction of such other Party. In addition, the Publishing Party shall give due regard to comments furnished by such other Party and such comments shall not be unreasonably rejected.

7.6 Return of Confidential Information. Upon the effective date of the expiration or termination of this Agreement for any reason, either Party may request in writing and the non-requesting Party shall either, with respect to Confidential Information to which such non-requesting Party does not retain rights under the surviving provisions of this Agreement, at the non-requesting Party’s election, (i) promptly destroy all copies of such Confidential Information in the possession or control of the non-requesting Party and confirm such destruction in writing to the requesting Party or (ii) promptly deliver to the requesting Party, at the non-requesting Party’s sole cost and expense, all copies of such Confidential Information in the possession or control of the non-requesting Party. Notwithstanding the foregoing, the non-requesting Party shall be permitted to retain such Confidential Information (x) for purposes of performing any continuing obligations or exercising any ongoing rights hereunder and, in any event, a single copy of such

Confidential Information for archival purposes and (y) any computer records or files containing such Confidential Information that have been created solely by such non-requesting Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such non-requesting Party’s standard archiving and back-up procedures, but not for any other uses or purposes. All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 7.1.

7.7 Privileged Communications. In furtherance of this Agreement, it is expected that the Parties may, from time to time, disclose to one another privileged communications with counsel, including opinions, memoranda, letters and other written, electronic and verbal communications. Such disclosures are made with the understanding that they shall remain confidential in accordance with this Article 7, that they will not be deemed to waive any applicable attorney-client or attorney work product or other privilege and that they are made in connection with the shared community of legal interests existing between MedImmune and Licensee, including the community of legal interests in avoiding infringement of any valid, enforceable patents of Third Parties and maintaining the validity of the MedImmune Patents. In the event of any litigation (or potential litigation) with a Third Party related to this Agreement or the subject matter hereof, the Parties shall, upon either Party’s request, enter into a reasonable and customary joint defense agreement. In any event, each Party shall consult in a timely manner with the other Party before engaging in any conduct (e.g., producing information or documents) in connection with litigation or other proceedings that could conceivably implicate privileges maintained by the other Party. Notwithstanding anything contained in this Section 7.7, nothing in this Agreement shall prejudice a Party’s ability to take discovery of the other Party in disputes between them relating to the Agreement and no information otherwise admissible or discoverable by a Party shall become inadmissible or immune from discovery solely by this Section 7.7.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1 Mutual Representations and Warranties. MedImmune and Licensee each represents and warrants to the other, as of the Effective Date and, with respect to subsection (d) below, covenants, that:

(i) It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement;

(ii) The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and do not violate: (a) such Party’s charter documents, bylaws or other organizational documents; (b) in any material respect, any agreement, instrument or contractual obligation to which such Party is bound; (c) any requirement of any Applicable Law; or (d) any order, writ, judgment, injunction, decree, determination or award of any court or governmental agency presently in effect applicable to such Party;

(iii) This Agreement is a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance and general principles of equity (whether enforceability is considered a proceeding at law or equity);

(iv) It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder; and

(v) Neither it nor any of its Affiliates has been debarred or is subject to debarment and neither it nor any of its Affiliates will use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA or who is the subject of a conviction described in such section. It will inform the other Party in writing promptly if it or any such Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306 or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of its or its Affiliates’ Knowledge, is threatened, relating to the debarment or conviction of it or any such Person performing services hereunder.

8.2 Additional Representations and Warranties of MedImmune. MedImmune further represents and warrants to Licensee, as of the Effective Date, that:

(i) Schedules 7(A) and 7(B) identify all of the Patents Controlled by MedImmune or its Affiliates as of the Effective Date that Cover the [***];

(ii) MedImmune Controls the MedImmune Intellectual Property as of the Effective Date and has the right to grant the licenses and sublicenses specified herein;

(iii) MedImmune has not received, and no member of the AstraZeneca Patent Group has knowledge of, any written notice alleging that (a) any of the MedImmune Patents or the FluAB Patents is invalid or unenforceable or (b) the Development of the Licensed Compound as contemplated herein infringes any Patent owned by any Third Party;

(iv) MedImmune has not received, and no member of the AstraZeneca Patent Group has knowledge of, any written notice of any claim or threatened claim by any Third Party (a) asserting the misuse or non-infringement of any of the MedImmune Patents or the FluAB Patents, or (b) challenging MedImmune’s Control of any of the MedImmune Patents or the FluAB Patents;

(v) MedImmune has not received written notice that any MedImmune Patents or FluAB Patents is the subject of any interference, opposition, cancellation or other protest proceeding, or neither MedImmune nor any member of the AstraZeneca Patent Group has any knowledge of any threatened interference opposition, cancellation or other protest proceeding against any MedImmune Patents or FluAB Patents;

(vi) There are no judgments or settlements against or owed by MedImmune or to MedImmune’s or any member of the AstraZeneca Patent Group’s knowledge, pending litigation against MedImmune or any of its Affiliates or litigation threatened against MedImmune or any of its Affiliates in writing, in each case relating to [***];

(vii) To the knowledge of MedImmune and each member of the AstraZeneca Patent Group, there is no actual infringement of any MedImmune Patents or the FluAB Patents by any Third Party;

(viii) MedImmune has the right to use and disclose and to enable Licensee and its Affiliates and Sublicensees to use and disclose (in each case under conditions of confidentiality consistent with Article 7) the MedImmune Know-How to Licensee as set forth in this Agreement;

(ix) All individuals who are current or former officers, employees, agents, advisors, consultants, contractors or other representatives of MedImmune or any of its Affiliates who are inventors of or have otherwise contributed in a material manner to the creation or development of any MedImmune Intellectual Property have executed and delivered to MedImmune or the applicable Affiliate a valid and enforceable assignment or other agreement regarding the protection of proprietary information and, where applicable, the assignment (or exclusive license) to MedImmune or such Affiliate of such Person’s entire right, title and interest in and to any MedImmune Intellectual Property;

(x) To MedImmune’s knowledge, no current officer, employee, agent, advisor, consultant or other representative of MedImmune or any of its Affiliates is in violation of any term of any assignment, license, consulting, employment or other agreement with MedImmune or such Affiliate regarding the protection of any of the MedImmune Intellectual Property;

(xi) Schedule 5 identifies all agreements existing as of the Effective Date between MedImmune or any of its Affiliates and a Third Party pursuant to which any of the MedImmune Intellectual Property are, or may be, licensed to MedImmune or any of its Affiliates; each such agreement is in effect and is valid and binding on MedImmune or its Affiliate, enforceable in accordance with its terms, and MedImmune, nor to the knowledge of MedImmune, any other party thereto, is in material breach of, or material default under, any such agreement, and no event has occurred that, with the giving of notice or lapse of time or both, would constitute a material breach or material default by MedImmune or any of its Affiliates thereunder; and neither MedImmune nor any of its Affiliates has agreed to incur any other royalty or other payment obligation to any Third Party with respect to the practice, or the grant of rights to Licensee to practice, any of the MedImmune Intellectual Property existing as of the Effective Date with respect to the Licensed Compound or a Licensed Product under this Agreement, except pursuant to the agreements set forth in Schedule 5; and

(xii) MedImmune has provided to Licensee a true, complete but redacted copy of the [***], including all amendments thereto existing as of the Effective Date.

8.3 Additional Representations and Warranties of Licensee. Licensee further represents and warrants to MedImmune, as of the Effective Date, that Licensee: (i) has conducted its own investigation and analysis of (a) the Patent and other proprietary rights of Third Parties as such rights relate to the Exploitation of the Licensed Compound and Licensed Products as contemplated hereunder and (b) the potential infringement thereof; (ii) understands the complexity and uncertainties associated with possible claims of infringement of Patent or other proprietary rights of Third Parties, particularly those relating to biopharmaceutical products; (iii) acknowledges and agrees that it is solely responsible for the risks of such claims except to the extent arising from a breach of MedImmune’s representations and warranties set forth in this Article 8.

8.4 DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

8.5 ADDITIONAL WAIVER. LICENSEE AGREES THAT: (i) EXCEPT AS EXPRESSLY SET FORTH IN SECTIONS 8.1 AND 8.2, THE MEDIMMUNE PATENTS ARE LICENSED “AS IS,” “WITH ALL FAULTS,” AND “WITH ALL DEFECTS”; AND (ii) LICENSEE IS SOLELY RESPONSIBLE FOR DETERMINING WHETHER THE MEDIMMUNE PATENTS HAVE APPLICABILITY OR UTILITY IN LICENSEE’S CONTEMPLATED EXPLOITATION OF THE LICENSED PRODUCTS AND LICENSEE ASSUMES ALL RISK AND LIABILITY IN CONNECTION WITH SUCH DETERMINATION EXCEPT TO THE EXTENT ARISING FROM A BREACH OF MEDIMMUNE’S REPRESENTATIONS AND WARRANTIES SET FORTH ABOVE.

8.6 Anti-Bribery and Anti-Corruption Compliance.

Licensee agrees, on behalf of itself, its officers, directors and employees and on behalf of its Affiliates, agents, representatives, consultants and subcontractors hired in connection with the subject matter of this Agreement (together with Licensee, the “Licensee Representatives”) that in connection with the performance of its obligations hereunder:

(i) The Licensee Representatives shall not, directly or indirectly, solicit, receive or agree to accept any payment of money or anything else of value in violation of the Anti-Corruption Laws.

(ii) The Licensee Representatives shall comply with the Anti-Corruption Laws and shall not take any action that will, or would reasonably be expected to, cause MedImmune or its Affiliates to be in violation of any such laws or policies.

(iii) Licensee shall promptly provide MedImmune with written notice of the following events: (i) upon becoming aware of any breach or violation by Licensee or other Licensee Representative of any representation, warranty or undertaking set forth in Sections 8.6(i) or 8.6(ii) above; or (ii) upon receiving a formal notification that it is the target of a formal investigation by a governmental authority for a Material Anti-Corruption Law violation or upon receipt of information from any of the Licensee Representatives connected with this Agreement that any of them is the target of a formal investigation by a governmental authority for a Material Anti-Corruption Law violation, in each case, in connection with this Agreement.

(iv) Licensee shall be responsible for any breach of any representation, warranty or undertaking in this Section 8.6 or of the Anti-Corruption Laws by any Licensee Representative.

(v) MedImmune may disclose the terms of this Agreement or any action taken under this Section 8.6 to prevent a potential violation or continuing violation of applicable Anti-Corruption Laws, including the identity of Licensee or a Licensee Representative and the payment terms, to any governmental authority if MedImmune determines, upon advice of counsel, that such disclosure is necessary, provided that MedImmune gives Licensee prompt written notice thereof to the extent permitted by Applicable Laws.

ARTICLE 9

INDEMNITY

9.1 Indemnification of MedImmune. Subject to Section 9.3, Licensee shall indemnify MedImmune, its Affiliates and its and their respective directors, officers, employees and agents and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) arising from or occurring as a result of: (i) the breach by Licensee of this Agreement; (ii) the gross negligence or willful misconduct on the part of Licensee or its Affiliates or its or their Sublicensees or its or their distributors or contractors or its or their respective directors, officers, employees or agents in performing its or their obligations under this Agreement; or (iii) the Exploitation by Licensee or any of its Affiliates or its or their Sublicensees or its or their distributors or contractors of any Product or Licensed Compound in or for the Territory, except, in each case ((i), (ii) and (iii)), for those Losses for which MedImmune has an obligation to indemnify Licensee pursuant to Section 9.2 hereof, as to which Losses each Party shall indemnify the other to the extent of their respective liability.

9.2 Indemnification of Licensee. Subject to Section 9.3, MedImmune shall indemnify Licensee, its Affiliates and its and their respective directors, officers, employees and agents and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims arising from or occurring as a result of: (i) the breach by MedImmune of this Agreement; (ii) the gross negligence or willful misconduct on the part of MedImmune or its Affiliates or its or their respective directors, officers, employees or agents in performing its obligations under this Agreement; and (iii) the Exploitation by MedImmune or any of its Affiliates or its or their sublicensees or its or their distributors or contractors of any Licensed Product pursuant to Section 10.7, except, in each case ((i), (ii) and (iii)), for those Losses for which Licensee has an obligation to indemnify MedImmune pursuant to Section 9.1 hereof, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses.

9.3 Indemnification Procedures.

(i) Notice of Claim. All indemnification claims in respect of a Party, its Affiliates or its or their (sub)licensees or their respective directors, officers, employees and agents shall be made solely by such Party to this Agreement (the “Indemnified Party”). The Indemnified Party shall give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such indemnified Party intends to base a request for indemnification under this Article 9, but in no event shall the indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

(ii) Control of Defense. The indemnifying Party shall have the right to assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within [***] after the indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party; provided that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim. Should the indemnifying Party assume the defense of a Third Party Claim and it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the indemnifying Party for any and all reasonable and documented costs and expenses (including attorneys’ fees and costs of suit) and any Losses incurred by the indemnifying Party in accordance with this Article 9 in its defense of the Third Party Claim.

(iii) Right to Participate in Defense. Any Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s sole cost and expense unless (i) the employment thereof has been specifically authorized in writing by the indemnifying Party in writing (in which case, the defense shall be controlled as provided in Section 9.3(ii)), (ii) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 9.3(ii) (in which case the Indemnified Party shall control the defense) or (iii) the interests of the Indemnified Party and the indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules or equitable principles (in which case, the Indemnified Party shall control its defense).

(iv) Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that shall not result in the Indemnified Party becoming subject to injunctive or other relief or otherwise adversely affecting the business of the Indemnified Party in any manner and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 9.3(ii), the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). If the indemnifying Party does not assume and conduct the defense of a Third Party Claim as provided above, the Indemnified Party may defend against such Third Party Claim; provided that the Indemnified Party shall not settle any Third Party Claim without the prior written consent of the indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(v) Cooperation. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall and shall cause each indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the indemnifying Party to and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and the indemnifying Party shall reimburse the Indemnified Party for all its, its Affiliates’ and its and their (sub)licensees’ or their respective directors’, officers’, employees’ and agents’, as applicable, reasonable and verifiable out-of-pocket expenses in connection therewith.

(vi) Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party and its Affiliates and its and their respective directors, officers, employees and agents, as applicable, in connection with any claim shall be reimbursed on a Calendar Quarter, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

9.4 Special, Indirect and Other Losses. EXCEPT (i) IN THE EVENT THE WILLFUL MISCONDUCT OR FRAUD OF A PARTY OR OF A PARTY’S BREACH OF ITS OBLIGATIONS UNDER [***] and/or ARTICLE 7, OR (ii) TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 9, NEITHER PARTY NOR ANY OF ITS AFFILIATES OR (SUB)LICENSEES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL OR PUNITIVE DAMAGES OR FOR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY.

9.5 Insurance. Licensee shall have and maintain such types and amounts of insurance covering its Exploitation of the Licensed Compounds and Products as is (i) normal and customary in the pharmaceutical industry generally for parties similarly situated and (ii) otherwise required by Applicable Law.

ARTICLE 10

TERM AND TERMINATION

10.1 Term and Termination. This Agreement will become effective on the Effective Date and will continue until the expiration of all Royalty Terms for all Products under this Agreement, unless earlier terminated in accordance with this Article 10 (Term and Termination) (“Term”).

10.2 Termination for Convenience. Licensee will have the right to terminate this Agreement in its entirety or on a Product by Product basis, for any reason, by providing MedImmune at least one hundred and twenty (120) days prior written notice.

10.3 Termination for Material Breach. In the event of a material breach by a Party or its Affiliates of this Agreement where such breach has a material adverse effect on the other Party’s rights and obligations under this Agreement, the other Party will have the right to terminate this Agreement in accordance with this Section 10.3. The non-breaching Party shall provide written notice of such breach to the breaching Party, which notice will specify the nature of such breach in reasonable detail. If the breaching Party does not (i) cure such breach within sixty (60) days following its receipt of such notice, or (ii) if such breach is not curable within such sixty (60) day notice period, (a) does not deliver a plan to remedy the breach to the non-breaching Party within thirty (30) days of such notice, (b) or delivers such plan and does not diligently and in good faith pursues a cure of such breach in accordance with such plan, and/ (c) does not cure such breach within one hundred twenty (120) days of the date of delivery of the notice of breach, then the non-breaching Party may terminate this Agreement by written notice. Notwithstanding the foregoing, in the event of a good faith dispute as to the existence or cure of a material breach under this Agreement, including any good faith dispute as to payments due under this Agreement, the relevant cure period with respect thereto will be tolled pending resolution of such dispute in accordance with the Section 11.6 of this Agreement; provided, that to the extent such dispute relates to non-payment under this Agreement the cure period will only apply with respect to payment of disputed amounts, and not with respect to undisputed amounts. If a material breach by Licensee relates solely to Flu A Products, Flu B Products or an HLE Product, then this Agreement may be terminated only with respect to Flu A Products (including Flu A Compounds), Flu B Products (including Flu B Compounds) or such HLE Product, respectively, and shall remain in effect with respect to all other Licensed Products and the Licensed Compounds contained therein. For the avoidance of doubt [***].

10.4 Termination for Insolvency. Each Party will have the right to terminate this Agreement immediately upon written notice, if: (i) the other Party becomes insolvent; (ii) the other Party files a petition in bankruptcy, or if an involuntary petition in bankruptcy is filed against the other Party and the other Party consents to such petition or such involuntary petition is not dismissed within ninety (90) days and the other Party (a) fails to assume this Agreement in any such bankruptcy proceeding within thirty (30) days after filing or (b) assumes and assigns this Agreement to a Third Party; or (iii) a receiver or guardian has been appointed for the other Party who is not discharged within seventy-five (75) days after appointment.

10.5 Termination for Patent Challenge. MedImmune will have the right to terminate this Agreement by thirty (30) days prior written notice to Licensee, if Licensee or its Affiliates bring or join any challenge to the validity or enforceability of any MedImmune Patent, MedImmune FluAB Patent, or MedImmune HLE Patent (a “Patent Challenge”). For the avoidance of doubt, (i) a Patent Challenge does not include Licensee or its Affiliates (a) responding to compulsory discovery, subpoenas or other requests for information in a judicial or arbitration proceeding or (b) complying with any Applicable Law or a court order; and (ii) the foregoing right of termination shall not apply with respect to any Patent Challenge where the Patent Challenge is based solely on whether a claim therein qualifies as a Valid Claim that Covers the applicable Product, and is made in defense of a claim first brought by MedImmune against Licensee pursuant to this Agreement.

10.6 Effects of Termination – General

(i) Termination Effective Date. The “Termination Effective Date” means the effective date of expiration or termination of this Agreement as specified in the applicable Section of this Agreement.

(ii) Effect of Termination. Except as expressly set forth the following Section 10.6 (Specific Effects of Termination) and Section 10.9 (Accrued Rights; Surviving Obligations) upon the Termination Effective Date, all rights and obligations of the Parties under this Agreement shall terminate, and shall be of no further force or effect.

(iii) Accrued Obligations. Termination of this Agreement will not release either Party from any liability (including any payment obligations) that, as of the Termination Effective Date, has already accrued to the other Party or which is attributable to activities prior to such termination.

10.7 Specific Effects of Termination; Termination by Licensee for Convenience or by MedImmune for Cause. In the event of termination of this Agreement in its entirety or in respect of a Licensed Product (a) by Licensee in accordance with Section 10.2 (Termination for Convenience) or (b) by MedImmune in accordance with Sections 10.3 (Termination for Material Breach), 10.4 (Termination for Insolvency), or 10.5 (Termination for Patent Challenge), and MedImmune provides notice that it wishes to continue the Exploitation of one or more Licensed Product(s) that were the subject of such termination, as specified in such notice, the following provisions shall apply:

(i) Subject to the terms of this Section 10.7, Licensee will grant to MedImmune [***].

(ii) In consideration and as a material condition of the grant of the license in 10.6(i), MedImmune shall pay royalties to Licensee on Net Sales (applied mutatis mutandis) of a Licensed Product Covered by a Valid Claim of a Patent within the Licensee Intellectual Property. Rates are payable depending upon the stage of development of the most advanced Licensed Product at the time of termination of this Agreement under this Section 10.7 as follows:

Development Stage	Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(iii) The royalties set out above in 10.7(ii) shall be reduced [***] if such Licensed Product is no longer Covered by a Valid Claim of a Patent within the Licensee Intellectual Property in the applicable country of sale.

(iv) MedImmune shall additionally pay any payments (including royalties) payable to a Third Party as a result of the inclusion of Third Party rights, if any, are included in the license grant in Section 10.7(i).

(v) The royalty term applicable to this Section 10.6 is the longer of twelve (12) years from First Commercial Sale of Licensed Product or the expiration of a Valid Claim of Licensee Intellectual Property Covering the applicable Licensed Product.

(vi) The following Sections shall apply mutatis mutandis to MedImmune’s exercise of the license granted and payments due under this Section 10.7: Sections 2.2, 3.4, 5.4 through 5.10, 7.5, 8.6, and 9.5.

(vii) Licensee shall provide or make available to MedImmune all data, manufacturing data and information Controlled by Licensee, related to the applicable Licensed Product reasonably requested by MedImmune, at MedImmune’s expense or if Medimmune has terminated pursuant to Sections 10.3, 10.4 or 10.5, at Licensee’s expense, including the ability for MedImmune to purchase existing stock of Licensed Product from Licensee to ensure continued supply to any ongoing clinical trials.

(viii) Licensee will assign to MedImmune or its designee such Third Party contracts relating solely to the applicable Licensed Product as requested by MedImmune, as permitted under Applicable Law and such Third Party contracts. If a Third Party contract cannot be so assigned (in whole or in part) Licensee shall sublicense (if contractually permitted), and shall seek permission to assign or sublicense in good faith, if applicable, or otherwise use reasonable efforts to transfer or provide to MedImmune or its designee the benefit of its rights under such contract relating to the applicable Licensed Product, at MedImmune’s expense or if MedImmune has terminated this Agreement pursuant to Sections 10.3, 10.4 or 10.5, at Licensee’s expense.

(ix) Licensee shall assign to MedImmune or its designee any Trademarks (excluding any corporate Trademark), domain names and websites in each case that are Controlled by Licensee and solely related to the applicable Licensed Product (collectively, “Transferred Trademarks”), to the extent assignable, and if not assignable, shall license or sublicense such Transferred Trademarks to MedImmune or its designee. MedImmune shall as of the date of the assignment be solely responsible for the prosecution and maintenance of all Transferred Trademarks, and shall register the assignment agreements relating to these assets with all applicable governmental and non-governmental offices having authority over trademarks and domain names and copyright, at MedImmune’s expense.

(x) Licensee will transfer to MedImmune or its designee(s) any Regulatory Documentation and Regulatory Approvals solely related to the applicable Licensed Product owned by Licensee including promptly submitting any necessary notices to Governmental Authorities to effect such assignments, at MedImmune’s expense. If Applicable Laws prevent or delay the transfer of ownership of any such regulatory filing or Regulatory Approval to Licensee or its designee(s), Licensee will grant to MedImmune (and/or its Affiliates or designee(s)) a right of access and reference to such regulatory filing and Regulatory Approvals for purposes of developing, manufacturing, and commercializing the applicable Licensed Product, and will reasonably cooperate to make the benefits of such regulatory filings and Regulatory Approvals available to MedImmune or its designee(s) for the Licensed Product, at MedImmune’s expense.

10.8 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Licensee or MedImmune are and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the Party hereto that is not a Party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under clause (i) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.

10.9 Accrued Rights; Surviving Obligations.

(i) Termination or expiration of this Agreement (either in its entirety or in respect of a Product) for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

(ii) Without limiting the foregoing, Sections, 5.3(iv), 5.3(v), 5.4 to 5.10 (provided that such provisions shall survive only with respect to payment obligations accruing prior to the effective date of such termination or expiration), 6.1, 9.1, 9.2, 9.3, 9.4, 10.6 to 10.9, 11.3 to 11.18 and Article 1 (to the extent necessary to give effect to the surviving provisions) and Article 7 (for the period set forth therein) of this Agreement shall survive the termination or expiration of this Agreement for any reason.

(iii) If this Agreement is terminated with respect to a Product but not in its entirety, then following such termination the provisions of this Agreement shall terminate with respect to such Product except as specified in subsection (ii) above.

ARTICLE 11

MISCELLANEOUS

11.1 Amendment to Humabs Agreement. Contemporaneously with the execution of this Agreement, MedImmune and Humabs shall execute the amendment to the Humabs Agreement in the form as set forth on Schedule 1.

11.2 Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than an obligation to make payments) when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement). The non-performing Party shall notify the other Party of such force majeure within [***] after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform. Without limitation to the foregoing, in the event that the suspension of performance continues for [***] after the date of the occurrence and such suspension of performance would constitute a material breach of this Agreement in the absence of this Section 11.2, the other Party shall have the right to terminate this Agreement pursuant to Section 10.3 without regard to this Section 11.2.

11.3 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.

11.4 Assignment. Neither Party may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, in whole or in part without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, except that either Party shall have the right, without such consent, (i) to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates or its or their (sub)licensees (and shall remain directly liable to the other Party for such performance), and (ii) assign any or all of its rights and delegate any or all of its obligations hereunder to any of its Affiliates or its or their (sub)licensees or to any successor in interest (whether by merger, acquisition, asset purchase or otherwise) to all or substantially all of the business to which this Agreement relates; provided that a) such Party shall provide written notice to the other Party within [***] after such assignment or delegation. Any permitted successor of a Party or any permitted assignee of all of a Party’s rights under this Agreement that has also assumed all of such Party’s obligations hereunder in writing shall, upon any such succession or assignment and assumption, be deemed to be a party to this Agreement as though named herein in substitution for the assigning Party, whereupon the assigning Party shall cease to be a party to this Agreement and shall cease to have any rights or obligations under this Agreement except that the assigning Party shall remain bound by Article 7 as if remaining a party to this Agreement. For clarity, no such assignment shall release the assigning Party from any liability accruing prior to such assignment. All validly assigned rights of a Party shall inure to the benefit of and be enforceable by, and all validly delegated obligations of such Party shall be binding on and be enforceable against, the permitted successors and assigns of such Party; provided that such Party, if it survives, shall remain jointly and severally liable for the performance of such delegated obligations under this Agreement. Any attempted assignment or delegation in violation of this Section 11.4 shall be void and of no effect. Notwithstanding any other provision of this Section 11.4, the terms of this Agreement may be varied, amended or modified or this Agreement may be suspended, cancelled or terminated without the consent of any assignee or delegate that is not deemed pursuant to the provisions of this Section 11.4 to have become a party to this Agreement.

11.5 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in intended effect to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid or unenforceable in any respect.

11.6 Dispute Resolution.

(i) Except as provided in Sections 5.10, 11.6(viii) and 11.11, if a dispute arises between the Parties relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), then either Party shall have the right to refer such Dispute to the Senior Officers for attempted resolution by good faith negotiations during a period of [***]. Any final decision mutually agreed to by the Senior Officers shall be conclusive and binding on the Parties.

(ii) If such Senior Officers are unable to resolve any such Dispute within such [***] period, then the Dispute shall be finally settled by arbitration administered by the American Arbitration Association (the “AAA”) under its Commercial Arbitration Rules except as modified in this Agreement. The panel shall be comprised of three (3) [***] (the “Arbitrators”). Each of Licensee and MedImmune shall promptly appoint one (1) Arbitrator, which appointment shall in no event be made later than [***] after the commencement of the arbitration. The third Arbitrator, who shall serve as the presiding arbitrator, shall be appointed promptly by mutual agreement of the two party-appointed Arbitrators, but in no event later than [***] after the date of the second Arbitrator’s appointment.

(iii) The Arbitrators shall determine what discovery will be permitted, consistent with the goal of achieving an efficient and economical resolution of the dispute; provided that the Arbitrators shall permit such discovery as they deem necessary to permit each Party the opportunity to fairly present its claims and defenses. The seat, or legal place of arbitration, shall be in [***] and the Parties shall use reasonable efforts to expedite the arbitration if requested by either Party. The language of the arbitration shall be English.

(iv) The Arbitrators shall, within [***] after the conclusion of the arbitration hearing, issue a written award and reasoned decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. This time limit may be extended by the Arbitrators for good cause shown, or by mutual agreement of the Parties. The decision or award rendered by the Arbitrators shall be final and non-appealable, and judgment may be entered upon it in any court of competent jurisdiction. The Arbitrators shall be authorized to award compensatory damages, but shall not be authorized to reform, amend, modify or change this Agreement or any other agreements contemplated hereunder.

(v) Each Party shall bear its own counsel fees, costs, and disbursements arising out of the dispute resolution procedures described in this Section 11.6, and shall pay an equal share of the fees and costs of the Arbitrators, and all other general fees related to any arbitration described in Section 11.6(ii), as applicable; provided, however, the Arbitrators shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable counsel fees, costs and disbursements (including expert witness fees and expenses, photocopy charges, or travel expenses), or the fees and costs of the Arbitrators, as applicable. Unless the Parties otherwise agree in writing, during the period of time that any arbitration proceeding described in Section 11.6(ii) is pending under this Agreement, the Parties shall continue to comply with all those terms and provisions of this Agreement that are not the subject of such pending arbitration proceeding.

(vi) Nothing contained in this Agreement shall preclude any Party from seeking interim or other equitable or provisional relief from a court of competent jurisdiction to preserve the status quo or prevent irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing arbitration proceeding.

(vii) The existence and content of the arbitral proceedings and any rulings or award of the Arbitrators shall be deemed Confidential Information of both Parties under Article 7 except to the extent that disclosure is necessary to protect or pursue a legal right, or to enforce or challenge an award. Notwithstanding anything to the contrary, either Party may disclose matters relating to the arbitration or the arbitral proceedings where necessary for the preparation or presentation of a claim or defense in such arbitration.

(viii) Notwithstanding the foregoing, in the event that a Dispute arises with respect to the validity, scope, enforceability, inventorship or ownership of any Patent, Trademark or other intellectual property rights, either Party may bring an action in a court of competent jurisdiction in accordance with this Agreement (or, as applicable, with any patent or trademark authority of competent jurisdiction) to resolve any such Dispute, and no such Dispute shall be subject to arbitration pursuant to Section 11.6.

11.7 Governing Law and Service.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

(ii) Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 11.8(ii) shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

11.8 Notices.

(i) Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by facsimile transmission (with transmission confirmed) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section (ii) or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section (i). Such Notice shall be deemed to have been given as of the date delivered by hand or transmitted by facsimile (with transmission confirmed) or on the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. Any notice delivered by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter. This Section (i) is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

(ii) Address for Notice.

If to Licensee, to:

[***]

with a copy (which shall not constitute notice) to:

[***]

If to MedImmune, to:

[***]

with a copy (which shall not constitute notice) to:

[***]

11.9 Entire Agreement; Amendments. This Agreement, together with the Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement. No amendment, modification, release or discharge shall be binding on the Parties unless in writing and duly executed by authorized representatives of both Parties. In the event of any inconsistencies between this Agreement and any schedules or other attachments hereto, the terms of this Agreement shall control. Except to the extent expressly provided herein, the Prior CDA shall continue in full force and effect in accordance with its terms.

11.10 English Language. This Agreement shall be written and executed in and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

11.11 Equitable Relief. Each Party acknowledges and agrees that the restrictions set forth in [***] Articles 6 and 7 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions and that any breach or threatened breach of any provision of such Section or Articles may result in irreparable injury to such other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of such Section or Articles, the non-breaching Party shall be authorized and entitled to obtain to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. Both Parties agree to waive any requirement that the other (i) post a bond or other security as a condition for obtaining any such relief and (ii) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section is intended or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement. Additionally, in the event of a breach of [***], the Parties acknowledge that MedImmune may be added as a party to any action to claim equitable relief. If Licensee does not wish to pursue its Sublicensee, MedImmune will be permitted to step in and take control of such action at MedImmune’s own cost and expense.

11.12 Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

11.13 No Benefit to Third Parties. Except as provided in Article 9, the covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns and they shall not be construed as conferring any rights on any other Persons.

11.14 Further Assurance. Each Party shall duly execute and deliver or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

11.15 Relationship of the Parties. It is expressly agreed that MedImmune, on the one hand and Licensee, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither MedImmune, on the one hand, nor Licensee, on the other hand, shall have the authority to make any statements, representations or commitments of any kind or to take any action, that will be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such first Party.

11.16 References. Unless otherwise specified, (i) references in this Agreement to any Article, Section or Schedule shall mean references to such Article, Section or Schedule of this Agreement, (ii) references in any Section to any clause are references to such clause of such Section and (iii) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto.

11.17 Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days.

The headings and captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including,” “include,” or “includes” as used herein shall not be interpreted as limiting the generality of any description following such term. “Or” is used in its inclusive sense (i.e., “and/or”) unless the context clearly requires otherwise. No rule of strict construction shall be applied against either Party.

11.18 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile, PDF format via email or other electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

[SIGNATURE PAGE FOLLOWS.]

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the Effective Date.

MEDIMMUNE, LLC		VIR BIOTECHNOLOGY, INC.

By:	/s/ Bahija Jallal	By:	/s/ George Scangos
Name:	Bahija Jallal	Name:	George Scangos
Title:	President, MedImmune	Title:	Chief Executive Officer

Signature Page to License Agreement

Schedule 1

Amendment to Humabs Agreement

September 7, 2018

[***]

MedImmune, Inc.

One MedImmune Way

Gaithersburg, MD 20878

Re: Amendment No. 6 to Sub-Licence and Collaboration Agreement

Dear [***],

As you know, Humabs Biomed SA (“Humabs”), a wholly owned subsidiary of Vir Biotechnology Inc., and MedImmune, LLC (“MedImmune”) are parties to that certain Sub-Licence and Collaboration Agreement dated March 20, 2012, as amended (the “Agreement”). By this letter amendment (this “Amendment”), Humabs and MedImmune agree to amend the Agreement as described below, effective as of the date first set forth above.

Subclause (i) of Section 2.4 of the Agreement, as amended by Amendment No. 4 to the Sub-Licence and Collaboration Agreement, is hereby amended and replaced in its entirety to read as follows:

“(i) the activities of the Acquiror or its Affiliates (including Humabs to the extent Humabs survives such acquisition as a separate entity) with respect to any product, product candidate, device, or service (including the making, using, selling, offering for sale, importing, or otherwise developing, commercializing, or exploiting thereof), prior to the date of such Change of Control or thereafter if such product, product candidate, device, or service was not developed in a material respect through the use of any Humabs Antibody Technology Controlled by Humabs prior to or as of the date of such Change of Control, or…”

Clause 9.7.2 of the Agreement is hereby amended and replaced in its entirety to read as follows:

“A Receiving Party may disclose the existence and terms of this Agreement and the Confidential Information of the Disclosing Party to its attorneys and advisors and to potential acquirers in connection with a potential consolidation, acquisition, merger or similar transaction and to existing and potential investors or lenders of the Receiving Party, as a part of their due diligence investigations, and/or to potential licensees and/or to potential collaborators and/or to permitted assignees, in each case under a written agreement to keep the terms of this Agreement confidential and to use the Confidential Information solely for the purpose permitted pursuant to this clause.”

Any capitalized terms used herein and not otherwise defined herein will have the meaning ascribed in the Agreement. Except as expressly set forth herein, all of the terms of the Agreement will remain in full force and effect.

Please indicate MedImmune’s agreement to the foregoing by having an authorized representative of MedImmune sign this Amendment in the appropriate signature line below.

Sincerely,	Agreed and accepted: MedImmune, LLC

Filippo Riva	By:
Managing Director	Name:
Title:
Date:

Schedule 2

Not Used

Schedule 3

[***]

Schedule 4

[***]

Schedule 5

In-License Agreements

[***].

March 10, 2012. Sub-License and Collaboration Agreement between MedImmune and Humabs BioMed, as amended.

Schedule 6

Not Used

Schedule 7

MedImmune Intellectual Property

A. MedImmune Patents [***]

B. MedImmune FluAB Patents [***]

C. MedImmune HLE Patents

[***]

Schedule 8

MedImmune Know-How to be Transferred to Licensee

In all cases, documents may have [***]

Schedule 9

MedImmune Regulatory Documentation

[***]